Exhibit 10.1

PURCHASE AGREEMENT

by and between

WSRH AUSTIN, L.P., a Delaware limited partnership (“Austin Seller”)

and

WSRH ATLANTA WAVERLY, L.L.C., a Delaware limited liability company

(“Waverly Seller”),

and

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP,

a Delaware limited partnership (“Buyer”)

Dated:  November 13, 2006

TABLE OF CONTENTS

1.	Certain Defined Terms		1

2.	Purchase and Sale		3

3.	Payment of Purchase Price		4
	3.1	Escrow Deposit	4
	3.2	Closing Payment	4

4.	Conditions Precedent		4
	4.1	Title Matters	5
	4.2	Due Diligence Reviews	6
	4.3	Performance by Seller	8
	4.4	Performance by Buyer	8
	4.5	Hotel Management Agreement	8
	4.6	Liquor Licenses	9
	4.7	Audit	9
	4.8	Estoppels.	10

5.	Closing Procedure		10
	5.1	Closing Deliveries	10
	5.2	Closing Costs	13
	5.3	Prorations	13

6.	Condemnation or Destruction of Property		19
	6.1	Condemnation	19
	6.2	Fire or Other Casualty	19

7.	Representations, Warranties and Covenants		20
	7.1	Representations, Warranties and Covenants of Seller	20
	7.2	Representations and Warranties of Buyer	24
	7.3	Survival	27
	7.4	Interim Covenants of Seller	28
	7.5	Seller’s Environmental Inquiry	28
	7.6	Hotel Management Agreement Indemnity	28
	7.7	Reservations and Bookings	28
	7.8	Notice of Proceedings	29
	7.9	Removal of Property	29
	7.10	Existing Loans	29
	7.11	Insurance	29
	7.12	Material Alteration; Additional Renovation	29
	7.13	Transfer of Permits	29
	7.14	No Further Marketing	30
	7.15	Management Agreement Consents	30
	7.16	Baggage Inventory	30
	7.17	Safe Deposit Boxes	30
	7.18	No Tax Due Certificate	30

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8.	DISCLAIMER, RELEASE AND ASSUMPTION		31
	8.1	DISCLAIMER	31
	8.2	RELEASE	32
	8.3	SURVIVAL	32

9.	Disposition Of Escrow Deposit		33
	9.1	Default by Seller	33
	9.2	Default By Buyer	33
	9.3	Closing	33

10.	Miscellaneous		34
	10.1	Brokers	34
	10.2	Limitation of Liability.	34
	10.3	Exhibits; Entire Agreement; Modification	35
	10.4	Time of the Essence	35
	10.5	Interpretation	35
	10.6	Governing Law	35
	10.7	Successors and Assigns	36
	10.8	Notices	36
	10.9	Third Parties	38
	10.10	ARBITRATION OF DISPUTES	38
	10.11	Legal Costs	39
	10.12	No Recordation	39
	10.13	Counterparts	39
	10.14	Effectiveness	39
	10.15	Press Releases	39
	10.16	Indemnities	40

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PURCHASE AGREEMENT

          THIS AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of November, 2006, by and between WSRH AUSTIN, L.P., a Delaware limited partnership (“Austin Seller”), and WSRH ATLANTA WAVERLY, L.L.C., a Delaware limited liability company (“Waverly Seller”), and DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).

R E C I T A L S

          A.      Austin Seller is the owner of the “Austin Property” (as hereinafter defined).

          B.      Waverly Seller is the owner of the “Waverly Property” (as hereinafter defined).

          C.      Buyer desires to purchase the Austin Property and the Waverly Property on the terms and conditions hereinafter documented.

          NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is hereby agreed as follows:

Certain Defined Terms.  As used herein:

                    1.1.          “Purchase Price” shall mean Two Hundred Thirty Seven Million Five Hundred Thousand Dollars ($237,500,000.00).  The Purchase Price shall be allocated One Hundred Seven Million Five Hundred Thousand Dollars ($107,500,000.00) for the Austin Property, and One Hundred Thirty Million Dollars ($130,000,000.00) for the Waverly Property.

                    1.2          “Escrow Deposit” shall mean Eleven Million Eight Hundred Seventy Five Thousand Dollars ($11,875,000.00).

                    1.3          “Austin Property” means Austin Seller’s right, title and interest in (a)  that certain land described in Exhibit “A-1”, together with all easements, licenses, rights-of-way, and appurtenances benefiting such land (the “Austin Land”), (b) all improvements, structures and facilities located upon the Austin Land (the  “Austin Improvements”), (c) all furniture, fixtures, and equipment and items of personal property (other than cash) used in the operation of the Austin Improvements on or attached or appurtenant to the Austin Improvements, including, without limitation, furnishings, artwork, all fabric, textile and flexible plastic products which are used in furnishing the hotel, including carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items, furniture and furnishings used in the hotel, including, chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items, signage, audio visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back of the house computer equipment, manuals, all books and records relating to the Austin Property, phone lists, guest lists and off site and on-site signs (collectively, the “Austin Personal Property”), (d) all food, liquor, wine and other beverages, including such food, liquor and other beverages held for sale in hotel rooms within the Austin Improvements, and all consumable supplies and inventories of every kind and nature including “Inventories of Merchandise” and “Inventories of Supplies” as such terms are defined in the current Uniform System of Accounts for Hotels published by the Hotel Association of New York City, Inc. (the “Austin Consumables”), in each case owned by Austin Seller as of the “Closing Date” (as hereinafter defined) (and not by tenants under “Leases” [as hereinafter defined] applicable to the Austin Property (“Austin Leases”)), and located at, and used in connection with the operation of, the Austin Improvements, including, without limitation, cleaning supplies, guest supplies, paper supplies, stationary, bar supplies, robes, slippers, fuel, laundry supplies, engineering supplies, sundry or gift shop inventory and room, food and beverage linen, glassware and silverware, whether in use or held in stock or storage for future use in connection with Austin Seller’s ownership, operation or maintenance of the Improvements, and (e) the landlord’s interest in all Austin Leases, the rights of Austin Seller, to the extent assignable, in and to all “Austin Service Agreements”, “Austin Renovation Commitments”, the “Austin Management Agreement” (as such terms are hereinafter defined) and Manager’s workforce in place at the Austin Land, goodwill, and, to the extent assignable, all right, title and interest of Austin Seller in and to all copyrights, trademarks, trade names, and any licenses related to the foregoing that relate to the business being conducted on the Austin Land, other than any software licenses used by Austin Seller in the corporate offices of Austin Seller (the matters described in this clause “(e)”collectively called the “Austin Intangible Property”); provided, however, in no event shall the Austin Intangible Property include Marriott or Renaissance brand concepts or the “Intellectual Property” as defined in the Austin Management Agreement.

                    1.4          “Waverly Property” means Waverly Seller’s right, title and interest in (a)  that certain land described in Exhibit “A-2”, together with all easements, licenses, rights-of-way, and appurtenances benefiting such land (the “Waverly Land”), (b) all improvements, structures and facilities located upon the Waverly Land (the  “Waverly Improvements”), (c) all furniture, fixtures, equipment and items of personal property (other than cash) used in the operation of the Waverly Improvements on or attached or appurtenant to the Waverly Improvements including, without limitation, furnishings, artwork, all fabric, textile and flexible plastic products which are used in furnishing the hotel, including carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items, furniture and furnishings used in the hotel, including, chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items, signage, audio visual equipment, kitchen appliances, vehicles, carpeting and equipment, including front desk and back of the house computer equipment, manuals, all books and records relating to the Waverly Property, phone lists, guest lists and off site and on-site signs (collectively, the “Waverly Personal Property”), (d) all food, liquor, wine and other beverages, including such food, liquor and other beverages held for sale in hotel rooms within the Waverly Improvements, and all consumable supplies and inventories of every kind and nature including “Inventories of Merchandise” and “Inventories of Supplies” as such terms are defined in the current Uniform System of Accounts for Hotels published by the Hotel Association of New York City, Inc. (the “Waverly Consumables”), in each case owned by Waverly Seller as of the “Closing Date” (as hereinafter defined) (and not by tenants under “Leases” [as hereinafter defined] applicable to the Waverly Property (“Waverly Leases”)), and located at, and used in connection with the operation of, the Improvements, including, without limitation, cleaning supplies, guest supplies, paper supplies, stationary, bar supplies, robes, slippers, fuel, laundry supplies, engineering supplies, sundry or gift shop inventory and room, food and beverage linen, glassware and silverware, whether in use or held in stock or storage for future use in connection with Waverly Seller’s ownership, operation or maintenance of the Waverly Improvements, and (e) the landlord’s interest in all Waverly Leases, the rights of Waverly Seller, to the extent assignable, in and to all “Waverly Service Agreements”, “Waverly Renovation Commitments”, the “Waverly Management Agreement” (as such terms are hereinafter defined) and Manager’s workforce in place at the Waverly Land, goodwill, and, to the extent assignable, all right, title and interest of Waverly Seller in and to all copyrights, trademarks, trade names (including, without limitation, the word “Waverly” as applied to the Waverly Improvements), and any licenses related to the foregoing that relate to the business being conducted on the Waverly Land, other than any software licenses used by Waverly Seller in the corporate offices of Waverly Seller (the matters described in this clause “(e)”collectively called the “Waverly Intangible Property”); provided, however, in no event shall the Waverly Intangible Property include Marriott or Renaissance brand concepts or the “Intellectual Property” as defined in the Waverly Management Agreement.

                    1.5          “Seller” means the Austin Seller and the Waverly Seller, individually.

                    1.6          “Property” means the Austin Property, or the Waverly Property, as applicable.

                    1.7          “Properties” means the Austin Property and the Waverly Property, collectively.

                    1.8          “Hotel” means the hotel operated on the Property.

                    1.9          “Personal Property” means the Austin Personal Property, or the Waverly Personal Property, as applicable.

Purchase and Sale      2.1          Upon the terms and conditions hereinafter set forth, Austin Seller shall sell to Buyer, and Buyer shall purchase from Austin Seller, the Austin Property, and Waverly Seller shall sell to Buyer, and Buyer shall purchase from Waverly Seller, the Waverly Property.

         2.2      The Austin Property and the Waverly Property do not include (and Buyer shall have no right to) Seller’s Proprietary Materials.  As used herein, the term “Seller’s Proprietary Materials” means any and all property condition reports or any confidential or proprietary materials, including, without limitation, the following: (1) information contained in Seller’s credit reports, credit authorizations, credit for financial analyses or projections, steering committee sheets, account summaries or other internal documents relating to such Seller’s Property, including any valuation documents and the book value of the Property; (2) material which is subject to attorney client privilege or which is attorney work product or may not be disclosed pursuant to any order or agreement in any arbitration, litigation or other proceeding; (3) appraisal reports or letters; (4) financials or tax returns of Seller or any affiliate of Seller; or (5) material which Seller is legally required not to disclose.  The provisions of Section 2.2 shall survive the Closing or any termination of this Agreement.

Payment of Purchase Price.  The Purchase Price shall be paid to Seller by Buyer as follows:

Escrow Deposit .  On or before the date that is one Business Day after the date on which this Agreement is executed and delivered by both Seller and Buyer, Buyer shall deliver the Escrow Deposit to First American Title Insurance Company, at its offices at 1801 K Street, NW, Suite 200K, Washington, D.C. 20006, Attention: Rollie Fuchtenberg (which company, in its capacity as escrow holder hereunder, is called “Escrow Holder”).  The Escrow Deposit shall be delivered to Escrow Holder by wire transfer of immediately available federal funds or by bank or cashier’s check drawn on a national bank reasonably satisfactory to Seller.  The Escrow Deposit shall be held by Escrow Holder as a deposit against the Purchase Price, and shall be invested by Escrow Holder, in accordance with the terms and provisions of this Agreement, and a separate escrow agreement in the form of Exhibit “D” attached hereto and dated the date hereof by and among Buyer, Seller and Escrow Agent (the “Interim Deposit Agreement”).  At all times that the Escrow Deposit is being held by the Escrow Holder, the Escrow Deposit shall be invested by Escrow Holder in the following investments (“Approved Investments”):  (i) United States Treasury obligations, (ii) United States Treasury backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Seller and Buyer, (iii) the Bank of America money market fund that invests in U.S. Treasury securities known as “Nations Treasury Reserves - Daily Shares (symbol NTRDX)” or (iv) such other manner as may be reasonably agreed to by Seller and Buyer.  The Escrow Deposit shall be disposed of by Escrow Holder only as provided in this Agreement.  All accrued interest on the Escrow Deposit shall become part of the Escrow Deposit.

Closing Payment.  The balance of the Purchase Price, as adjusted by the adjustments, prorations, credits, and allocations of income and expenses provided for in this Agreement (as so adjusted, the “Closing Payment”), shall be paid by Buyer delivering the Closing Payment to Escrow Agent by federal funds wire transfer of immediately available funds on the “Closing Date” (as hereinafter defined).

Conditions Precedent.  The obligation of Buyer to acquire the Austin Property and the Waverly Property, the obligation of Austin Seller to transfer the Austin Property, and the obligation of Waverly Seller to transfer the Waverly Property, all as contemplated by this Agreement is subject to satisfaction of each of the following conditions precedent (any of which may be waived in writing by the party in whose favor such condition exists) on or before the applicable date specified for satisfaction of the applicable condition.  If any of such conditions is not fulfilled (or waived) pursuant to the terms of this Agreement, then this Agreement shall terminate following the expiration of the applicable cure period under Section 9.1 or 9.2, and, in connection with any such termination made in accordance with this Section 4, the Austin Seller, the Waverly Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination), and the Escrow Deposit shall be disposed of in accordance with Section 9.  The “Closing” (as hereinafter defined) shall constitute approval by each party of all matters to which such party has a right of approval and a waiver of all conditions precedent; except that there shall be no waiver for a breach of the representations and warranties contained herein or for any covenants expressly surviving Closing as set forth herein.

Title Matters.

Title Report/Survey.  Buyer has received the title insurance commitments dated July 31, 2006 for the Waverly land and August 24, 2006 for the Austin land  (the “Commitments”) from First American Title Insurance Company (which company, in its capacity as title insurer hereunder, is herein called the “Title Company”).  In addition, Seller has delivered and Buyer has received the surveys of the Austin Land and the Waverly Land in Seller’s possession (the “Surveys”).  If Buyer shall fail to deliver the “Termination Notice” as hereinafter defined on or before the end of the “Due Diligence Period” (as hereinafter defined), Buyer shall be deemed to have approved the exceptions to title shown on the Commitments and the matters disclosed on the Surveys and such other title or survey matters as are disclosed to Buyer during the Due Diligence Period.

Additional Post Due Diligence Title Matters.  Approval by Buyer of any, in Buyer’s reasonable opinion, material additional exceptions to title or survey matters disclosed after the end of the Due Diligence Period (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Properties (Buyer hereby agreeing that its approval of Additional Title Matters shall not be unreasonably withheld).  Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or ten (10) days after receipt of written notice of such Additional Title Matters, Buyer shall be deemed to have approved such Additional Title Matters.  Seller shall have up to a thirty (30) day period after its receipt of any Title Disapproval Notice within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form reasonably acceptable to Buyer at no cost or expense to Buyer (Seller having the right but not the obligation to do so), and the Closing Date shall be extended, at Seller’s option, to allow for such thirty (30) day period.  In the event Seller determines at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, Seller may give written notice to Buyer to such effect; in such event, Buyer may, at its option, terminate this Agreement upon written notice to Seller but only if given prior to the sooner to occur of the Closing or ten (10) days after Buyer receives Seller’s notice.  If Buyer fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and approved, the matters set forth in Seller’s notice.

Seller Mortgage Liens.  Notwithstanding the foregoing provisions of this Section 4.1, Seller shall be obligated to take such actions as may be required by the Title Company so that the Title Company is willing to issue title insurance to Buyer without exception for any “Seller Mortgage Liens” (which, as used herein, means any mortgage or deed of trust liens, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum created or arising by, through or under Seller or capable of computation as a fixed sum that encumber the applicable Property).  Such actions shall include obtaining a pay-off letter and leaving a portion of the Purchase Price in escrow to satisfy the Seller Mortgage Liens.

Exceptions to Title.  Buyer shall be obligated to accept title to the Properties, subject to the following exceptions to title (the “Permitted Exceptions”):

                                        (a)          Liens for real estate taxes and assessments not yet due and payable;

                                        (b)          The Austin Leases, and the Waverly Leases.

                                        (c)          Actions caused by or through Buyer;

                                        (d)          the exceptions listed on Exhibit “E” hereto;

                                        (e)          liens for labor and material with respect to the Renovation Commitments to the extent of monetary amounts not in default under the applicable agreements for such labor and material; and

                                        (f)          Such other exceptions to title or survey exceptions as may be approved (or deemed approved) by Buyer pursuant to the above provisions of this Section 4.1 or otherwise expressly permitted under this Agreement.

Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date owner’s title insurance policies in the standard form issued in the State of Texas (with respect to the Austin Property) and the State of Georgia (with respect to the Waverly Property) (the “Owner’s Policies”), in the face amount of the Purchase Price, which policy shall show (i) title to the Austin Land and the Waverly Land to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title.

Endorsements to Owner’s Policies.  It is understood that Buyer may request a number of endorsements to the Owner’s Policies.  Buyer shall satisfy itself during the Due Diligence Period that the Title Company will issue such additional endorsements in connection with the Owner’s Policies at Closing.  However, the issuance of such endorsements shall not be a condition to Closing and in no event shall Seller be obligated to provide any indemnity or other document in order to issue such endorsements.

Due Diligence Reviews.  Except for title and survey matters (which shall be governed by the provisions of Section 4.1 above), and subject to the provisions hereinafter set forth, Buyer shall have until 5:00 p.m. (Chicago time) Monday, November 20, 2006 (the period beginning on the date hereof and ending on such date being herein called the “Due Diligence Period”) within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Properties , including all permits, licenses, management agreements, leases, service contracts, and all physical, environmental and compliance matters and conditions respecting the Properties.  During the Due Diligence Period, Seller shall provide Buyer with reasonable access to the Properties (subject to this Section 4.2) upon reasonable advance notice and shall also make available to Buyer (to the extent in Seller’s possession or control) and shall instruct its Manager to make available to Buyer such leases, service contracts and other information relating to the operation of the Properties as Buyer shall reasonably request, all upon reasonable advance notice.  In no event, however, shall Seller be obligated to make available any attorney-client work product or privileged documents or documents in breach of confidentiality agreements or any internal memoranda, correspondence, analyses, documents or reports prepared by or for Seller for its internal use in connection with this Agreement, the transaction contemplated by this Agreement, the acquisition of the Properties by Seller (other than any property condition, compliance, engineering, third party inspection or environmental reports pertaining to the Properties), and appraisals or other valuations of the Properties in the possession or control of Seller.  Buyer shall promptly commence, and shall diligently and in good faith pursue, its due diligence review hereunder.

Review Standards.  Buyer shall at all times conduct its review, inspections and examinations in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller or the Properties and so as to not unreasonably interfere with or disturb the Manager, any guest or any tenant at the Properties, and Buyer will indemnify, defend, and hold Seller and the Properties harmless from and against any such liability, damage, lien, loss, cost or expense (the foregoing obligation surviving any termination of this Agreement).  Prior to entry upon a Property, Buyer shall provide Seller with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming Seller as an additional insured) which shall be maintained by Buyer in connection with its investigations upon the Properties prior to the date of entry upon the Properties, with limits, coverages and insurers under such policies reasonably satisfactory to Seller which insurance policies must have limits for bodily injury and death of not less than Five Million Dollars ($5,000,000) for any one occurrence and not less than Five Million Dollars ($5,000,000) for property damage liability for any one occurrence.  Without limitation on the foregoing, in no event shall Buyer:  (a) make any intrusive physical testing (environmental, structural or otherwise) at the Properties (such as soil borings, water samplings or the like) without Seller’s express written consent which shall not be unreasonably withheld or delayed (and Buyer shall in all events promptly return the Properties to their prior condition and repair thereafter) and which may be further conditioned upon, among other things, Seller’s reasonable approval of the following:  (i) the insurance coverage of the contractor who will be conducting such testing; and (ii) the scope and nature of such testing to be performed by such contractor; (b) contact the Manager or any tenant of a Property without Seller’s express written consent (which shall not be unreasonably withheld or delayed); (c) contact any governmental authority having jurisdiction over a Property without Seller’s express written consent (which shall not be unreasonably withheld or delayed); provided, Buyer may in the course of its due diligence contact governmental authorities with respect to determining Seller’s and the Hotel’s compliance with applicable zoning or building code requirements and regulations and other applicable laws and regulations, and to cause the transfer or issuance of all applicable licenses and permits (including liquor licenses) necessary for the continued normal operation of the Hotel following the Closing.  Seller shall have the right, at its option, to cause a representative of Seller to be present at all inspections, reviews and examinations conducted hereunder.  At Seller’s written request, at no expense to and without representation, warranty by or liability to Buyer, and provided Buyer has the right to do so, Buyer shall promptly deliver to Seller true and complete copies of any written reports relating to a Property prepared for or on behalf of Buyer by any third party.  In the event of any termination of this Agreement, Buyer shall return all documents and other materials furnished by Seller.  Prior to Closing and subject to Section 10.15 hereof, Buyer shall keep all non-public information or data received or discovered in connection with any of Buyer’s inspections, reviews or examinations strictly confidential, except for disclosures required to comply with applicable law and disclosures to representatives, investors, lenders, counsel and agents, provided such disclosures are on an as needed basis for Buyer’s acquisition of the Properties, and such persons are instructed to keep the information strictly confidential.  The provisions of this Section 4.2.1 shall survive any termination of this Agreement.

Termination Right.  If, on or before the expiration of the Due Diligence Period, Buyer shall determine in its sole discretion that it no longer intends to acquire the Properties, then Buyer shall promptly (but in all events prior to the expiration of the Due Diligence Period) notify Seller of such determination in writing (such notice being herein called the “Termination Notice”), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement).  In such event, Escrow Holder shall deliver One Hundred Dollars ($100) of the Escrow Deposit to Seller as consideration for entering into this Agreement, and the remainder of the Escrow Deposit shall be released to Buyer by Escrow Holder.  In the event that Buyer shall fail to have delivered the Termination Notice to Seller before the expiration of the Due Diligence Period, Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.2, and the Escrow Deposit shall not be refundable to Buyer for any reason whatsoever, except as otherwise set forth in this Agreement.

Performance by Seller.  The accuracy of Seller’s representations and warranties in all material respects and the performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Properties.  Without limitation on the foregoing, in the event that the “Seller Closing Certificate” (as hereinafter defined) shall disclose any material inaccuracies or material adverse changes in the representations and warranties of Seller which are not otherwise permitted or contemplated by the terms of this Agreement or known to Buyer (as defined in Section 7.2.5 hereof) during the Due Diligence Period, then Buyer shall have the right to terminate this Agreement.

Performance by Buyer.  The accuracy of Buyer’s representations and warranties in all material respects and the performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by it prior to or on the Closing Date shall be a condition precedent to Seller’s obligation to sell the Properties.  Without limitation on the foregoing, in the event that the “Buyer Closing Certificate” (as hereinafter defined) shall disclose any material inaccuracies or material adverse changes in the representations and warranties of Buyer contained in Section 7.2 which are not permitted or contemplated by the terms of this Agreement, then Seller shall have the right to terminate this Agreement.

Hotel Management Agreement.  Austin Property is subject to a hotel management dated June 23, 2005, by and between Austin Seller and Renaissance Hotel Operating Company,  a Delaware corporation (“Manager”), as amended by that certain first amendment between Manager and Austin Seller dated September 26, 2006 , and as further amended the “Multi-Hotel Letter Agreement” (said agreement as so amended are herein called the “Austin Management Agreement”).  Waverly Property is subject to a hotel management dated June 23, 2005, by and between Waverly Seller and Manager, as amended by that certain first amendment between Manager and Waverly Seller dated September 26, 2006, and as further amended the “Multi-Hotel Letter Agreement” (said agreement as so amended are herein called the “Austin Management Agreement”). The “Multi-Hotel Letter Agreement” means certain letter agreement dated September 26, 2006, from Manager and Renaissance Hotel Management Company, LLC and Renaissance Hotel Operating Company, addressed to WSRH Holdings, L.L.C., and executed by Austin Seller, Waverly Seller and various other hotel owners, said letter agreement providing in Section 9 thereof that, “This letter agreement and the provisions hereof shall terminate with respect to any Hotel on the earlier to occur of (i) a Sale of the Hotel pursuant to Section 10.02 of the applicable Management Agreement, or (ii) the Termination of the Applicable Management Agreement.” “Hotel Management Agreements” means the Austin Management Agreement and the Waverly Management Agreement.  The obligations of Seller to close the sale contemplated hereby shall be conditioned upon Buyer satisfying all of the requirements set forth in the Management Agreements, including, without limitation, the requirements set forth in Section 10.2 thereof.  Buyer represents and warrants that Buyer has reviewed the Management Agreements and will be able to satisfy the requirements of Section 10.2 of the Management Agreements.  If Manager will not permit an assignment of the Management Agreements to Buyer solely as a result of Buyer’s failure to satisfy the requirements of Section 10.2 of the Management Agreement, then Buyer will be deemed to be in default hereunder and Seller may terminate this Agreement and retain the Escrow Deposit as liquidated damages.

Liquor Licenses.  Buyer acknowledges that there may be various liquor licenses associated with the operation of the Hotels.  As soon as is reasonably practicable after the full execution and delivery of this Agreement, Buyer shall file an application with the required state and local agencies for the issuance of such licenses (the “Required Liquor Licenses”) as are necessary for the continued service of alcoholic beverages at Austin Property and at the Waverly Property.  Buyer shall diligently pursue the obtaining of the Required Liquor Licenses at Buyer’s sole cost and expense.  Seller shall cooperate and instruct Manager to cooperate reasonably with Buyer in its efforts to obtain the Required Liquor Licenses and shall cause any violation of liquor laws or regulations which would affect the ability of Buyer to obtain the Required Liquor Licenses by Closing to be cured to the satisfaction of the liquor license authorities and any fines to be paid, all prior to the Closing Date and at Seller’s sole cost and expense.  The issuance of the Required Liquor Licenses shall not be a condition to Buyer’s obligations to close the sale contemplated hereby.  However, if applicable and as permitted by applicable law, Seller shall enter into a customary post-closing interim agreement for use of Seller’s liquor licenses with customary indemnities whereby such alcoholic beverage operations are continued or managed by the existing holder of the liquor licenses until the Required Liquor Licenses can be obtained by Buyer following the Closing.

                    Audit.  Buyer shall have the right to obtain from a third-party certified public accountant (at Buyer’s sole cost and expense) audits with respect to the Austin Property and the Waverly Property providing all disclosures required by generally accepted accounting principles and Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof.  Seller, at no cost or expense to Seller, shall, and shall use reasonable efforts to cause its Manager and the predecessor owner(s) and manager(s) of the Properties to, cooperate in a commercially reasonable manner in connection with the performance of such audits and to provide information reasonably requested by such accountants.  In connection with such audits, Seller, at no cost or expense to Seller, shall and shall use reasonable efforts to cause Manager and the predecessor owner(s) and manager(s) to provide the accountants performing such audits with representation letters conforming to American Institute of Certified Public Accountants professional standards.  Buyer completing the preparation of any such audited financial statements shall not be a condition to Closing and the failure to obtain same will not permit Buyer to terminate this Agreement.

                    Estoppels.  Seller shall have obtained and delivered to Buyer (and Seller agrees to use commercial reasonable efforts to so obtain) estoppel letters addressed to Buyer dated within forty-five (45) days of the Closing with respect to the Hotel Management Agreements, substantially in the form required under each such agreement, which estoppels shall, among other things, certify that to the knowledge of the Manager there are no material defaults under any such agreement.  Seller shall not be in default under this Agreement or have any liability to Buyer if Seller is unable to obtain any of the foregoing estoppel letters, provided Seller uses commercially reasonable efforts to do so.  If required by the Title Company, Seller shall also have obtained (and Seller shall use commercially reasonable efforts to obtain) and deliver to the Title Company such lien waiver from Manager with respect to the period prior to Closing sufficient to cause the Title Company not to make an exception in the Owner’s Policy for any lien of right to a lien in favor of Manager.

Closing Procedure.  The closing (the “Closing”) of the sale and purchase herein provided shall occur on the Closing Date.  As used herein, “Closing Date” means December 21, 2006, or such other date as may be agreed upon by Buyer and Seller.  The Closing Date is subject to extension under Section 4.1.2.  Buyer shall deliver its funds to the Escrow Holder no later than 11:00 a.m. central time on the Closing Date.  The Closing shall be accomplished pursuant to escrow instructions (the “Escrow Instructions”) to be executed by and among Buyer, Seller and the Escrow Holder in the form of Exhibit “F” hereto.

Closing Deliveries.  Prior to the Closing Date, the parties shall deliver to the Escrow Holder the following:

Seller Deliveries.  Seller shall deliver to Escrow Holder the following:

                                        (g)          Duly executed and acknowledged original special warranty deeds to the Austin Property and to the Waverly Property (the “Deeds”) in the forms of Exhibits “G-1” and “G-2” respectively;

                                        (h)          A duly executed and acknowledged original assignment and assumption of Hotel Management Agreement (the “Hotel Management Agreement Assignment and Assumption”) in the form of Exhibit “H” for each of the Austin Property and the Waverly Property;

                                        (i)          The other assignment documents (collectively, “Other Assignment and Assumption Agreements”) attached hereto as Exhibit “I”, duly executed by Seller;

                                        (j)          A duly executed Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale”) in the form of Exhibit “J” with respect to the Austin Property and with respect to the Waverly Property;

                                        (k)          A duly executed original certificate of Seller (the “Seller Closing Certificate”) in the form of Exhibit “K” updating the representations and warranties contained in Section 7.1 to the Closing Date and noting any changes thereto;

                                        (l)          A duly executed original certificate of “non-foreign” status in the form of Exhibit “L-1” executed by WSRH Holdings, LLC with respect to transfer of the Austin Property, a duly executed original certificate of “non-foreign” status in the form of Exhibit “L-2” executed by WSRH Holdings, LLC with respect to the transfer of the Waverly Property, a duly executed original Affidavit of Seller’s Residence in the form of Exhibit “L-3” with respect to the Waverly Property, and any required state certificate that is sufficient to exempt Seller from any state withholding requirement with respect to the sale contemplated by this Agreement;

                                        (m)         Evidence reasonably satisfactory to Buyer and Title Company respecting the due organization, good standing and qualification to do business of Seller and the due authorization and execution of this Agreement and the documents required to be delivered hereunder;

                                        (n)          To the extent they are then in Seller’s possession, and have not theretofore been delivered to Buyer:  (i) any plans and specifications for the Improvements; (ii) all unexpired warranties and guarantees which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the Improvements; (iii) all keys for the Improvements; (iv) originals of all Leases, all correspondence to or from any tenants, relating to the Leases; (v) originals of all Service Agreements that will remain in effect after the Closing; (vi) a set of guest registration cards; (vii) a list of advance room reservations and functions; (viii) a list of Seller’s outstanding accounts receivable as of midnight on the date prior to the Closing; (ix) all permits and licenses for either Property; and (x) all books and records relating solely to the operation of the Properties (which materials under this clause (h) may be either delivered at Closing or left at the management office at applicable Property);

                                        (o)          Tenant Notices to each of (i) the tenants under the Austin Tenant Leases, duly executed by the Austin Seller, addressed to each of such tenants, in the form of Exhibit “U-1” and (ii) the tenants under the Waverly Tenant Leases, duly executed by the Waverly Seller, addressed to each of such tenants, in the form of Exhibit “U-2”;

                                        (p)          Notices of the sale to Buyer to each of the vendors under the Service Agreements duly executed by the Seller, addressed to each of such vendors;

                                        (q)          Duly executed and acknowledged resale certificates or other exemption certificates which are applicable to sales taxes on the transfer of personal property;  and

                                        (r)          Such additional documents as may be reasonably required by Buyer and Title Company in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Seller in a manner not otherwise provided for herein).  However, in no event shall Seller be obligated to provide any indemnity or other document to the Title Company with respect to the issuance of the Title Policies other than the certificate in the form of Exhibit “M” (the “Seller’s Title Certificate”), and the standard title indemnity (sometimes called a “gap indemnity”) against matters created by the Seller on the day prior to the Closing, on the day of the Closing, and on the day following the Closing up to the time on such day following the Closing that the Deeds are recorded.

Buyer Deliveries.  Buyer shall deliver to the Escrow Holder the following:

                                        (s)          The Closing Payment in immediately available federal funds;

                                        (t)          An original Hotel Management Agreement Assignment and Assumption for each of the Austin Property and the Waverly Property;

                                        (u)          An original of each Other Assignment and Assumption Agreement for each of the Austin Property and the Waverly Property.

                                        (v)          A duly executed original Bill of Sale with respect to each of the Austin Property and the Waverly Property.

                                        (w)          A duly executed original certificate of Buyer (“Buyer Closing Certificate”) in the form of Exhibit “N” updating the representations and warranties contained in Section 7.2 to the Closing Date and noting any changes thereto;

                                        (x)          Evidence reasonably satisfactory to Seller and Title Company respecting the due organization of Buyer and the due authorization and execution of this Agreement and the documents required to be delivered hereunder; and

                                        (y)          Such additional documents as may be reasonably required by Seller and Title Company in or to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).

Mutual Deliveries.  Buyer and Seller shall mutually execute and deliver to the Escrow Holder, the following:

                                        (z)          A Closing Statement reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; and

                                        (aa)        Such transfer tax forms as required by state and local authorities.

Closing Costs.  With reference to Closing, Seller shall pay (1) 50% of all escrow charges, (2) the brokerage commission payable at Closing to Hodges Ward Elliot, Inc. (the “Broker”), under separate agreement between Broker and Seller, (3) the premium for standard coverage title insurance with respect to the Owner’s Policy on the Austin Land and Austin Improvements, and (4) all state, county and city excise taxes and transfer fees payable in connection with the transfer of the Waverly Land and the Waverly Improvements.  Buyer shall pay (1) all state, county and city excise taxes and transfer fees payable in connection with the transfer of the Austin Property, and all state, county and city excise taxes and transfer fees payable in connection with any part of the Waverly Property other than the Waverly Land and the Waverly Improvements, (2) all recording charges, if any, in connection with the transfers contemplated hereby, (3) the premiums and costs of obtaining the Owner’s Policies, other than the limited portion thereof described above in this Section 5.2 for which Seller is responsible, (4) Buyer’s due diligence costs and property inspection fees, including the cost of any additional environmental, asbestos, structural and physical audits it deems necessary, (5) the costs, if any, to update the Existing Surveys, (6) any personal property sales tax, (7) all fees, costs or expenses in connection with any financing obtained by Buyer in connection with the transaction contemplated hereby, and (8) 50% of all escrow charges.   Seller shall pay all costs associated with the payoff of its existing loans with respect to the Properties (including any exit or prepayment fees).

Prorations Items to be Prorated.  The following provisions shall govern the adjustments and prorations that shall be made at Closing and the allocation of income and expenses from the Properties between Seller and Buyer.  Except as expressly provided in this Section 5.3.1, all items of operating revenue and operating expense of the Properties, with respect to the period prior to 12:00:01 a.m. (the “Cut-Off Time”) local time at the Hotel on the Closing Date, shall be for the account of and paid by Seller and all items of operating revenue and operating expense of the Properties with respect to the period after the Cut-Off Time, shall be for the account of and paid by Buyer.

                                        (bb)        Taxes.  (i)  All unpaid real estate taxes, personal property taxes and other assessments on each Property shall be prorated at Closing.  Seller shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods prior to the Closing Date, and Buyer shall be responsible for all real property taxes and personal property taxes and other assessments for the tax periods from and after the Closing Date; however if any special improvement assessments on any Property are payable in installments, then the installments (including the current installment) shall be prorated as of the Cut-Off Time (with Buyer assuming the obligation to pay any installments payable after the Closing).  If the real property tax rate, personal property tax rate or any assessment has not been set for the tax year in which the Closing occurs, then the proration of such real property tax, personal property tax or assessment shall be based on the previous tax bill for the preceding tax year for such tax or assessment which has not been set for the tax year in which the Closing occurs, and such proration shall be adjusted between Seller and Buyer upon presentation of written evidence that the actual taxes or assessment paid (determined as of the date such taxes or assessment are actually paid) for the tax year in which the Closing occurs differ from the amounts used at Closing and in accordance with Section 5.3.2.  Seller shall consult with Buyer regarding any assessment for real property taxes for the 2006 tax year.  Seller and Buyer acknowledge that Seller has retained counsel to seek a reduction in real estate taxes for the fiscal period in which the Closing occurs and the parties shall reasonably cooperate with each other in connection with any such proceedings so as to maximize the benefits of such proceedings for both.  The amount of any tax refunds (net of attorneys’ fees and other costs incurred by Seller in seeking such a reduction) with respect to any portion of the Properties for all tax years prior to the tax year in which the Cut-Off Time occurs shall be allocated entirely to Seller.  The amount of any tax refunds (net of attorneys’ fees and other costs incurred by Seller in seeking such a reduction) with respect to any portion of the Properties for the tax year in which the Cut-Off Time occurs shall be apportioned between Seller and Buyer in the same manner as unpaid real estate taxes, personal property taxes and other assessments on the Properties.

          (ii)  The parties acknowledge that certain taxes accrue and are payable to the various local governments by any business entity operating a hotel and its related facilities.  Included in those taxes may be business and occupation taxes, retail sales and use taxes, gross receipts taxes, and other special lodging or hotel taxes.  For purpose of this Agreement, all of such taxes (expressly excluding taxes and assessments covered by Section 5.3.1(a)(i) above, corporate franchise taxes, and federal, state, and local income taxes) (hereinafter referred to as “Operational Taxes”) shall be allocated between Seller and Buyer such that those attributable to the period prior to the Cut-Off Time shall be allocable to Seller and those attributable to the period from and after the Cut-Off Time shall be to Buyer (with the attribution of such taxes hereunder to be done in a manner consistent with the attribution under this Agreement of the applicable revenues on which such taxes may be based).  Buyer shall receive a credit for any Operational Taxes attributable to the period prior to the Cut-Off Time which Seller has not paid.  Except for the Operational Taxes for which (and in the amount for which) Buyer has received a credit under this Section 5.3(a)(ii), Seller shall be solely responsible for payment of the Operational Taxes with respect to the period prior to the Cut-Off Time, and Buyer shall be solely responsible for payment of such Operational Taxes with respect to the period after the Cut-Off Time (and those for which and in the amount for which it receives a credit).

                                        (cc)        Lease and Rental Expenses.  Collected rents and other payments from the tenants under the Leases (the “Tenants”), shall be prorated between Seller and Buyer as of 11:59 P.M. on the day prior to the Closing Date.  If on the Closing Date there are past due rents or charges owed by Tenants, collection of such amounts shall be prorated when received.  If any payments of rent or other fixed charges received by Seller or Buyer on or after the Closing Date are payable to the other party by reason of this allocation, the appropriate sum shall be promptly paid to the other party.  Seller is responsible, at its cost, to direct Manager to collect all past due amounts prior to Closing.  If any Lease contains obligations on the part of the Tenant for tax, escalation, percentage, or overage payments (“additional rent”) and such additional rent is not yet payable as of the Closing Date, then if Seller’s portion of such additional rent is collected by Buyer from the Tenant, Buyer shall remit such amounts to Seller.  Buyer will make reasonable efforts to collect all past due rents, if any, for Seller’s account, but Buyer shall not be obligated to commence dispossession or other legal proceedings.

                                        (dd)        Adjustment on Account of Future Renovation Costs and Applicable Reserves.

                                                      (i)          Certain Definitions.  As used herein, the following terms  mean as follows:

                                                                    (1)          “Closing Date Remaining PIP Amount” means the amount by which (aa) the aggregate of the amount shown on Schedule 1 to each of the First Amendments to Management Agreements as “Total Capital Expenditures” (i.e., the sum of $4,173,065 as to the Austin Property, and $7,552,589 as to the Waverly Property), exceeds (bb) the aggregate of the actual dollars expended prior to the Closing Date by each Seller or Manager on behalf of each Seller as to the matters (the “PIP Work”) referred to on said Schedule 1 (including, but not limited to, matters therein referred to as “work”, “fees”, “taxes”, “freight” and “other”).

                                                                     (2)          “Closing Date Project Sources”  means the aggregate of the sum of (aa) the balance as of the Closing Date of  the “FF&E Reserve” (as defined in the each of Management Agreements), and any other reserve account with respect to the Austin Property or the Waverly Property held by Manager, (bb) any sums to be funded into the FF&E Reserve for “Accounting Period 13” for 2006 (said Accounting Period 13 being the “Accounting Period” (as defined in each of the Management Agreements) ending December 29, 2006), which amount for such Accounting Period is 4% of Gross Revenues (as defined in the Management Agreements) for such Accounting Period, and (cc) the $300,000 reserve to be established in 2007 as shown on Schedule 1 to the First Amendment to Waverly Management Agreement.

                                                        (ii)        Adjustment Calculation.  If the Closing Date Remaining PIP Amount exceeds the Closing Date Project Sources, then, on the Closing Date,  Buyer shall receive a credit for the amount by which the Closing Date Remaining PIP Amount exceeds the Closing Date Project Sources.  Conversely, if the Closing Date Project Sources exceeds the Closing Date Remaining PIP Amount,  then, on the Closing Date, Seller shall receive a credit for the amount by which the Closing Date Project Sources exceeds the Closing Date Remaining PIP Amount.

                                        (ee)          Hotel Reservations and Revenues.

                                                        (i)          Reservations.  On the Closing Date, Seller shall request that Manager provide Buyer with its schedule of confirmed reservations for dates subsequent to the Closing Date, which schedule shall list the party for whose benefit the reservation was made, the amount of deposit thereunder, the amount of any room rental deposits, and the amount of any other deposits made for advance reservations, banquets or future services to be provided after the Closing Date.  Buyer will honor (or cause its manager to honor), for its account, all pre-Closing Date reservations as so confirmed by Seller for dates subsequent to the Closing Date at the rate or price previously agreed to by Seller (so long as such rates conform to customary rates charged by Seller).  Seller shall pay or credit to Buyer the amount of all prepayments or deposits disclosed in such schedule.

                                                        (ii)          Guest Revenues.  Seller shall receive a credit for, and Buyer shall purchase from Seller, the Guest Ledger.  Such credit shall equal the amount of the accounts receivable (or 50% thereof in the case of the final night’s room revenue, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocated to such rooms with respect to the night), less credit card charges, travel company charges and similar commissions.  Revenues from guest rooms in the Hotel occupied on the night containing the Cut-Off Time, including any sales taxes, room taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini bars, in room food and beverage, telephone, facsimile and data communications, in room movie, laundry, and other service charges allocated to such rooms with respect to the night containing the Cut-Off Time shall be divided equally between Seller and Buyer; provided, however, that to the extent the times at which food and beverage sales, telephone, facsimile or data communication, in room movie, laundry, and other services are ordered by guests can be determined, the same shall be allocated between Seller and Buyer based on when orders for the same were received, with orders originating prior to Cut-Off Time being allocable to Seller, and orders originating from and after the Cut-Off Time being allocable to Buyer.  All other revenues from restaurants, lounges, and other service operations conducted at the Properties shall be allocated based on whether the same accrued before or from and after the Cut-Off Time as described in the preceding sentence, and Seller shall instruct the Manager, and Buyer shall instruct its manager, to separately record sales occurring before and from and after the Cut-Off Time.  The foregoing amounts are referred to collectively as “Guest Revenues”.

                                                        (iii)          Banquet and Meeting Room Revenues.  Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Buyer, based on when the function therein commenced, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller; (ii) one day functions commencing from and after the Cut-Off Time being allocable to Buyer; and (iii) multi day functions that include periods both before and after the Cut-Off Time being prorated between Seller and Buyer according to the period of time before and from and after the Cut-Off Time.  The foregoing amounts are referred to collectively as “Conference Revenues”.

                                                        (iv)          Unredeemed Gift Certificates and Vouchers.  Buyer shall receive a credit against the Purchase Price at Closing the face value of all paid for vouchers, gift certificates and other promotional materials (together, the “Vouchers”) which may be used as full or partial payment for any Hotel service including, room rentals, food and beverage service, or any other item either borne directly by the owner of the Hotel or which is reimbursable by the owner of the Hotel (i.e., if a gift certificate can be used to pay for items in the Hotel gift shop).  The parties also agree that no credit shall be given for any complimentary Vouchers. Seller shall request that Manager deliver to Buyer one (1) business day prior to the Closing Date a list of all such Vouchers.

                                        (ff)          Utilities and Insurance.  Buyer shall be responsible for all dealings with utility service providers with respect to any actions to change over accounts to Buyer as of the Closing Date.  All charges for utilities shall be prorated as of the Closing Date.  In the event the actual amounts for such charges for utilities or telephone calls are not known as of the Closing Date or cannot be billed separately to the responsible party, such charges shall be prorated between the parties as of the Closing Date once the actual amounts thereof become known.  If necessary, at the request of Buyer, Seller shall complete the customary forms required by any telephone company or telephone company service provider to assign the Properties’ existing telephone numbers to Buyer.  Any fees payable by the owner of the Hotel in respect of the insurance policies maintained by Manager for a Property shall be prorated as of the Closing Date.  The parties shall request that Manager add Buyer as an additional named insured on any such insurance policies as of the Closing Date.

                                        (gg)          Permits.  Permit and license fees of assignable permits and licenses, if any, shall be prorated as of the Closing Date.

                                        (hh)          Service Agreements.  Fees and other amounts, including accrued employee expenses, payable and/or accrued under the Hotel Management Agreements and payments due under the other Service Agreements in the name of Seller shall be prorated as of the Closing Date.  Seller shall be required to pay or cause to be paid (or reimbursed to Manager) or credit to Buyer at the Closing any accrued or earned wages, vacation pay, sick pay, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits of all persons employed at any Property on or before the Closing Date, including any employment taxes or other fees or assessments attributable thereto; it being understood, however, that Seller shall not be required to pay any withdrawal liability with respect to any union employees.  The parties further agree that with respect to sick pay, at the end of the calendar year in which the Closing occurs, Buyer shall reimburse Seller for all unused sick pay credited to Buyer at Closing which did not carry over to the following calendar year.

Calculation.  The Seller shall prepare and deliver to Buyer a preliminary closing statement (the “Preliminary Closing Statement”) which shall show the net amount due either to Seller or Buyer as a result thereof, and such net amount will be added to, or subtracted from the payment of the Purchase Price to be paid to Seller pursuant to Section 5.1.2 hereof.  If any of the prorations or credits cannot be calculated based on actual figures, then they shall be calculated based on Seller’s good faith estimates thereof.  Within one hundred and twenty (120) days following the Closing Date, Buyer shall prepare and submit to Seller a recalculation of the prorations and credits, reflecting actual figures and not estimates.  Such recalculation shall be binding on Buyer and Seller unless Seller delivers to Buyer, within thirty (30) days after Seller has received such recalculation, a notice (“Audit Notice”) stating Seller does not agree with such calculations, and, if such notice is given, a nationally recognized accounting firm selected by Seller and reasonably approved by Buyer shall be engaged to make the final determination of such prorations and credits (the accounting firm engaged to make such determination herein called the “Accounting  Firm”).  Within thirty (30) days after the delivery of an Audit Notice, Seller shall provide notice to Buyer of the accounting firm selected by Seller; if Buyer reasonably objects to the accounting firm so selected by Seller, Buyer shall give notice of disapproval within fifteen (15) days after the delivery of the notice from Seller of Seller’s selection (and if Buyer fails to give a notice of such disapproval within such fifteen (15) day period, Buyer will be deemed to have approved Seller’s selection).  If Buyer reasonably objects to the firm so selected by Seller within such fifteen (15) day period, Seller shall nominate another accounting firm, which shall be subject to Buyer’s reasonable approval using the same procedure as provided in the preceding sentence.  The fees and costs of the Accounting Firm in making such determination shall be borne as follows:  if the net amount of the prorations and credits determined by the Accounting Firm is within 2% of the net amount as determined by Buyer, Seller shall bear the entire fees and costs of the Accounting Firm in making such determination; and if the net amount of the prorations and credits determined by the Accounting Firm is greater than 2% of the net amount as determined by Buyer, Buyer shall bear the entire fees and costs of the Accounting Firm in making such determination.  Each of Seller and Buyer shall cooperate in good faith and act reasonably after Closing to assist Manager and  Accounting Firm in their determinations.

Accounts Receivable.  Accounts Receivable shall be identified as of the Cut-Off Time.  Seller shall receive a credit for, and Buyer shall purchase from Seller, all accounts receivable (other than the Guest Ledger) that are less than ninety (90) days past due.  Such credit shall equal the amount of the accounts receivable, less (i) credit card charges, travel company charges and similar commissions and (ii) on all accounts receivable other than credit card receivables, a 3% discount for uncollectible amounts for receivables that are less than ninety (90) days past due.  Subject to the following sentence, all accounts receivable and credit card claims for goods and services furnished prior to the Cut-Off Time that are not so purchased by Buyer shall remain the property of Seller and, to the extent Buyer receives any payments on account thereof after Closing (A) if the applicable account debtor who makes such payment then owes payment on one of Seller’s accounts receivable and no accounts receivable of Buyer, then Buyer shall immediately remit such amount (net of travel agent commissions or credit card company charges for payment of such claims) to Seller, and (B) if the applicable account debtor who makes such payment then owes payment on accounts receivable owing to Buyer and to Seller, such payments (net of travel agent commissions or credit card company charges for payment of such claims) shall be applied to pay accounts receivable in order of priority from the least-aged to the most-aged.  The foregoing shall apply to past due or accruing room rents and other customary Hotel charges including the guest and city ledgers.

Bank Accounts, Inventory and Seller’s Deposits.  Buyer and Seller shall mutually agree upon the aggregate amount of cash in the house bank accounts, house banks and cash on hand as of the Closing Date (the “Aggregate Cash Amount”).  At the Closing, Seller shall be credited with the Aggregate Cash Amount, including without limitation any management account (excluding the FF&E reserve account which will be treated in accordance with the provision of Section 5.3.1(c) hereof), to the Cut-Off Time.  All transferable deposits of Seller made for utilities, maintenance or service contracts, licenses, or otherwise, shall be credited to Seller at Closing.  In this regard, the parties shall arrange to have all such accounts and deposits transferred to Buyer at Closing.

Health Club and Other Dues.  Prepaid health club and other revenues shall be prorated between Buyer and Seller as of the Cut-Off Time, with Buyer receiving a credit for the unearned health club and other revenue as of the Cut-Off Time.

Prepaids.  Seller shall receive a credit for prepaid expenses as of the Cut-Off Time, including prepaid expenses under contracts, advertising expenses, trade association dues and trade subscriptions, and fees for permits.  Prepaid advertising expenses shall only include advertising which has not been published, mailed or aired as of the Cut-Off Time.

Payables.    Seller shall use reasonable commercial efforts to pay off all trade accounts payable as of the Cut-Off Time.  To the extent unpaid, Buyer shall receive a credit for all accounts payable and accrued liabilities owing for goods and services furnished prior to the Cut-Off Time.  Buyer shall pay all accounts payable relating to goods and services for which orders have been placed but, as of the Cut-off Time, such goods and services have not yet been delivered or provided.  All fees, reimbursements and other amounts payable to the Manager under the Hotel Management Agreement shall be apportioned between Seller and Buyer as of the Cut-off Time.

Surviving Obligations.  The provisions of this Section 5.3 shall survive the Closing and shall not be subject to the limitations set forth in Section 10.2.1 hereof.

Condemnation or Destruction of Property.

                    Condemnation.  Seller agrees to give Buyer prompt notice of any notice it receives of any taking by condemnation (actual, pending or threatened) of any part of or rights appurtenant to the Austin Property or the Waverly Property. Buyer shall have the right to terminate this Agreement in the event of an actual, pending or threatened condemnation or temporary condemnation of longer than six (6) months that has or reasonably would be expected to have a material adverse impact on the operations of the Austin Property or the Waverly Property, in which event Escrow Deposit shall be returned to Buyer.  If Buyer does not so elect to terminate this Agreement, then the Closing shall take place as provided herein, and Seller shall assign to Seller at the Closing all of Seller’s interest in any condemnation award which may be payable to Buyer on account of any such condemnation and, at Closing, Seller shall credit to the amount of the Purchase Price payable by Buyer the amount, if any, of condemnation proceeds received by Seller between the Date of this Agreement and Closing less any amounts which are reasonably allocated to lost earnings reasonably allocated or attributed to the period of time prior to Closing or which are used to repair or restore the applicable property prior to Closing.  Provided Buyer has not exercised its right to terminate this Agreement, Seller shall notify Buyer in advance regarding any proceeding or negotiation with respect to the condemnation and Buyer shall have the right, at its own cost and expense, to appear and participate in any such proceeding or negotiation.

                    Fire or Other Casualty.  Seller shall give Buyer prompt notice of any fire or other casualty to either Property costing more than $100,000.00 to repair and occurring between the Date of this Agreement and the Closing.  If, prior to Closing, either Property is damaged by fire or other casualty which is insured (without regard to deductibles) to an extent as would not cost (as to the damaged property) more than $5,750,000.00 and would not take longer than six (6) months to repair, and if the holders of the existing loans to Seller permit insurance proceeds to be used to repair and restore such Property, then the Closing shall take place without abatement of the purchase price, but Seller shall assign to Buyer at Closing all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, plus Seller shall credit the amount of any deductibles under any policies related to such proceeds to the purchase price, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Owner for actual expenditures of restoration.  If any such damage due to fire or other casualty is insured and is to such an extent as would cost more than $5,750,000.00 or would take longer than six (6) months to repair, or if such holders will not permit insurance proceeds to be used to repair and restore such Property then, at Buyer’s option, Buyer may terminate this Agreement and the Escrow Deposit shall be returned to Buyer.  Should Buyer nevertheless elect to proceed to Closing, the Closing shall take place without abatement of the Purchase Price and at Closing Seller shall assign to Buyer all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance, in each case, attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire or other casualty, and Seller shall grant to Buyer a credit against the Purchase Price equal to the amount of the applicable deductible, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Owner for actual expenditures of restoration.  If, prior to Closing, either Property is damaged by fire or other casualty which is uninsured and would cost more than $5,750,000.00 to repair or would take longer than six (6) months to repair, then, at Buyer’s option, Buyer may terminate this Agreement and the Escrow Deposit shall be returned to Buyer.  If Buyer does not elect to terminate this Agreement with respect to an uninsured casualty as aforesaid, or if any uninsured casualty would not cost more than $5,750,000.00 to repair and would not take longer than six (6) months to repair, then the Closing shall take place as provided herein, and the Purchase Price shall be reduced by the estimated amount to repair casualty not to exceed such $5,750,000.00.  If Buyer does not or is not entitled to terminate this Agreement with respect to a casualty or condemnation, Seller shall diligently commence and pursue restoration of the Property so as to minimize the loss of business and good will of the Property.

Representations, Warranties and Covenants.

Representations, Warranties and Covenants of Seller.

General Disclaimer.  Except as specifically set forth in Section 7.1.2 below or elsewhere in this Agreement or in the applicable Deed or other closing documents, the sale of the Properties hereunder is and will be made on an “as is” basis, without representations and warranties of any kind or nature, express, implied or otherwise, including any representation or warranty concerning title to the Properties, the physical condition of the Properties (including the condition of the soil or the Austin Improvements or the Waverly Improvements), the environmental condition of the Properties (including the presence or absence of hazardous substances on or respecting the Properties), the compliance of the Properties with applicable laws and regulations (including zoning and building codes or the status of development or use rights respecting the Properties), the financial condition of the Properties or any other representation or warranty respecting any income, expenses, charges, liens or encumbrances, rights or claims on, affecting or pertaining to the Properties or any part thereof.  Buyer acknowledges that, during the Due Diligence Period, Buyer will examine, review and inspect all matters which in Buyer’s judgment bear upon the Properties and their respective values and suitability for Buyer’s purposes.  Except as to matters specifically set forth in Section 7.1.2 below or elsewhere in this Agreement or in the Deed or other closing documents, Buyer will acquire the Properties solely on the basis of its own physical and financial examinations, reviews and inspections and the title insurance protection afforded by the Owner’s Policy.

Limited Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as set forth in this Section 7.1.2, each only as to the Property owned by it.  For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller’s actual knowledge” or “Seller has no knowledge” shall mean the actual, present, conscious knowledge of Semi Salmi and Tom Bennett, such individuals being the executives, other than persons working on behalf of the Manager, working on behalf of Seller who have the most knowledge regarding the Austin Property and the Waverly Property (collectively, the “Seller Knowledge Individuals”) on the date of this Agreement without any investigation or inquiry, but such individuals shall not have any individual liability in connection herewith.  Without limiting the foregoing, Buyer acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals:

                                        (ii)          Leases.  There are no leases of or licenses or concessions for space in any Property which will be in force after the Closing and under which Seller is the landlord (whether by it or its agent entering into the leases or acquiring the Properties subject to the leases) other than the Leases.  As used herein, “Austin Leases” means, collectively, (a) the leases, licenses and concessions agreements listed on Exhibit “O-1” and (b) the leases, licenses and concessions agreements entered with respect to the Austin Property into in accordance with this Agreement.  As used herein, “Waverly Leases” means, collectively, (a) the leases, licenses and concessions agreements listed on Exhibit “O-2”  and (b) the leases, licenses and concessions agreements entered with respect to the Waverly Property into in accordance with this Agreement.  “Leases” means the Austin Leases and the Waverly Leases. All of the Leases are in full force and effect and none of them has been amended except as set forth in Exhibits “O-1” and “O-2”.  Except as set forth on Exhibit “P”, there are no security deposits under the Leases.  There are no construction allowances, brokerage commissions, or fees or similar inducements due now or payable in the future in connection with the Leases.  To Seller’s knowledge, Seller has performed all material work required to be performed by Seller under the Leases.  To Seller’s knowledge Seller has delivered to Buyer true, correct and complete copies of the Leases.  To Seller’s knowledge, Seller is not in default in any material respect under the Leases and there is no existing condition that, with notice or passage of time or both, would constitute a material default by Seller under any of the Leases.  To Seller’s knowledge, no other party to a Lease is in default in any material respect under such lease and there is not existing condition that, with notice or passage of time or both, would constitute a material default by such party under any Lease.

                                        (jj)          Litigation.  Except as set forth in Exhibit “Q”, there is no pending (nor has Seller or to Seller’s knowledge, its Manager, received any written notice of any threatened) action, litigation, condemnation or other proceeding against any Property or against Seller or to Seller’s knowledge Manager with respect to any Property, other than personal injury matters covered by Seller’s insurance and routine workers compensation claims.

                                       (kk)         Service Agreements.  Austin Seller has not entered into and, to Seller’s knowledge, there are not, any service, supply, maintenance, capital improvement, equipment leasing, employment, collective bargaining, union or similar contracts relating to the Austin Property which will be in force after the Closing, except for the Austin Service Agreements, Austin Renovation Commitments and “Excluded Contracts” (as hereinafter defined).  Waverly Seller has not entered into and, to Seller’s knowledge, there are not, any service, supply, maintenance, capital improvement, equipment leasing, employment, collective bargaining, union or similar contracts relating to the Waverly Property which will be in force after the Closing, except for the Waverly Service Agreements, Waverly Renovation Commitments and Excluded Contracts.  As used herein, the “Austin Service Agreements” means, collectively, (a) the contracts described in Exhibit “R-1”, (b) contracts (other than Excluded Contracts and Austin Renovation Commitments) with which are cancelable on thirty (30) days’ or less notice, without penalty, and (c) contracts with respect to the Austin Property entered into in accordance with this Agreement.  As used herein, the “Waverly Service Agreements” means, collectively, (a) the contracts described in Exhibit “R-2”, (b) contracts (other than Excluded Contracts and Waverly Renovation Commitments) which are cancelable on thirty (30) days’ or less notice, without penalty, and (c) contracts with respect to the Austin Property entered into in accordance with this Agreement.  As used herein, “Austin Renovation

Commitments” means the contracts and commitments described in Exhibit “R-3”, and, to the extent Buyer consents to the same, any additional contracts entered into by Austin Seller prior to the Closing Date with respect to the renovation of the Austin Property. As used herein, “Waverly Renovation Commitments” means the contracts and commitments described in Exhibit “R-4”, and, to the extent Buyer consents to the same, any additional contracts entered into by Waverly Seller prior to the Closing Date with respect to the renovation of the Waverly Property. As used herein, “Excluded Contracts” means Seller’s contracts for (i) insurance and (ii) the engagement of attorneys, accountants and consultants.  The Excluded Contracts are not being assigned to or assumed by Buyer hereunder. Buyer shall assume (and execute such documentation as Seller may reasonably request to reflect its assumption of) the brokerage commission obligations identified in Section 7.4.3.  As used herein, “Service Agreements” means the Austin Service Agreements and the Waverly Service Agreements.  As used herein, “Renovation Commitments” means the Austin Renovation Commitments and the Waverly Renovation Commitments.  To Seller’s knowledge, Seller has provided Buyer with access to true, correct and complete copies of the Service Agreements and Renovation Commitments.  To Seller’s knowledge, all of the Service Agreements and Renovation Commitments are in full force and effect, Seller is not in default in any material respect under the Service Agreements and Renovation Commitments and there is no existing condition that, with notice or the passage of time would constitute a material default by Seller under any Service Agreement or Renovation Commitment.  To Seller’s knowledge, no other party to a Service Agreement or Renovation Commitment is in default in any material respect under any of the Service Agreements or Renovation Commitments.

                                        (ll)          Due Authority.  This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Seller.  Seller is a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement.  Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).  Waverly Seller is, or is deemed to be, a Georgia resident pursuant to Official Code of George Annotated Sections 48-7-128.  The foregoing statement shall not be subject to the “knowledge qualification” set forth above.

                                     (mm)          Environmental Matters.  The reports described in Exhibit “S” (the “Environmental Reports”) represent all of the environmental reports with respect to the Properties in the possession or control of Seller.  Except for any and all matters that are disclosed in the Environmental Reports, Seller has not received written notice of and to Seller’s knowledge there are no violations of environmental laws, ordinances or regulations with respect to any Property.  To Seller’s knowledge, there is no presence of any hazardous materials, hazardous substances, toxic substances or wastes (as defined in or regulated by any federal, state or local laws, ordinances or regulations) on, under, in, at or emanating from any Property except in compliance with such laws, ordinances and regulations.

                                       (nn)          Condemnations and Assessments.  There is no condemnation either instituted or, to Seller’s knowledge, threatened, which would affect the Properties, and neither Seller nor, to Seller’s knowledge, Manager has received written notice of any special assessment affecting any of the Properties.

                                        (oo)          Insurance.  Neither Seller nor, to Seller’s knowledge, Manager has received written notice from any insurance company of any defects or inadequacies in any Property that would affect adversely its insurability or increase the cost of insurance.

                                        (pp)          Anti-Terrorism Laws.  Neither Seller nor to Seller’s knowledge, any of its respective constituent owners or affiliates are in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

                                        (qq)          Solvency.  Seller is not the subject debtor under any federal, state or local bankruptcy or insolvency proceeding, or any other proceeding for dissolution, liquidation or winding up of its assets.  Seller is not insolvent, and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

                                        (rr)          Legal Requirements.  Seller and, to Seller’s knowledge, Manager, have not received written notice from any governmental authority alleging a violation of any legal requirement or absence, suspension, revocation or non-renewal of any license or permit that has not been corrected, cured or otherwise resolved or seeking to audit or investigate compliance of the Hotel with any applicable legal requirement, which audit or investigation has not been completed or otherwise resolved and, to Seller’s knowledge, all material permits and licenses necessary for the normal operation of the Properties are in full force and effect.

                                        (ss)          Financial Information.  To Seller’s knowledge, Seller’s financial information provided to Buyer set forth on Exhibit “T” hereto (“Financial Information”) is correct and complete in all material respects and presents accurately the results of the operations of the Properties for the periods indicated.

                                        (tt)           No Options.  Seller has not granted any option, right of first offer or refusal or similar right in favor of any person to purchase or otherwise acquire the Hotel, any portion thereof or any interest therein.

                                        (uu)         Audits.  Seller and, to Seller’s knowledge, Manager, has not received any written notice of any audit of any taxes payable or tax delinquency with respect to any Property which has not been resolved or completed.

                                        (vv)         Unrecorded Commitments.  Seller has not entered into any unrecorded commitment or agreement with any governmental authority affecting any Property which could reasonably be expected to have a material adverse effect on the ownership, value or operation of any Property.  Neither Seller, nor to Seller’s knowledge, Manager, has entered into any unrecorded commitment or agreement with any governmental authority, association or other organization or group affecting all or any portion of the Properties which would impose any obligation to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off any Property.

                                        (ww)         Personal Property.  Seller has good and marketable title to or a valid leasehold interest in its interest in all its Personal Property and, subject to any equipment leases listed in the schedule of Service Agreements, all such Personal Property shall be free and clear of all encumbrances at Closing. Seller has not transferred any Personal Property (including the Personal Property it acquired when Seller first acquired the Properties), except in the ordinary course of Seller’s business.

                                        (xx)          Employees.  Seller has no employees working at any Property, and all employees working at any Property on behalf of Seller are employees of Manager.  Seller has not itself established any retirement, health insurance, vacation, pension, profit sharing or other benefit plans relating to the operation or maintenance of any Property.  To Seller’s knowledge as of the date of this Agreement, Seller has not received any written notice nor has Manager informed Seller of any actual or threatened union strikes, work stoppages or slow downs or any other labor disputes concerning individuals employed at any Property.  To Seller’s knowledge, no benefit plans maintained by Manager for Manager’s employees working at any Property are in violation of applicable laws or the terms of such plans.

                    7.2          Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that:

                                   7.2.1          This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a limited partnership, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).

                                   7.2.2          Buyer and, to Buyer’s knowledge, its beneficial, controlling constituent owners and affiliates, are in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001)  (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

                                   7.2.3          Neither Buyer nor, to Buyer’s knowledge, its beneficial, controlling constituent owners and affiliates:

                                                     (a)          is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

                                                     (b)          has been arrested for money laundering or for predicate crimes to money laundering, convicted or pled nolo contendere to charges involving money laundering or predicate crimes to money laundering;

                                                     (c)          has been determined by competent authority to be subject to the prohibitions contained in the Orders;

                                                     (d)          is owned or controlled by, nor acts for or on behalf of, any Person on the Lists or any other Person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

                                                     (e)          shall transfer any interest in Buyer or such parties to any Person who is, or whose beneficial owners are, listed on the Lists; or

                                                     (f)          shall assign this Agreement or any interest herein, to any Person who is listed on the Lists or who is engaged in illegal money laundering.

If Buyer or any constituent owner or affiliate of Buyer becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Buyer shall immediately notify Seller upon Buyer’s obtaining knowledge thereof.  Buyer shall have ten (10) business days to remove such party from any interest in Buyer or Seller may terminate this Agreement upon written notice to Buyer, whereupon the Escrow Deposit shall be returned to Buyer and neither party shall have any further obligation hereunder except for those obligations which expressly survive a termination of this Agreement.

                                   7.2.4          Buyer understands that, among the requirements of the states in which the Austin Property and the Waverly Property are located, that govern the issuance of the liquor licenses with which it will be required to comply, are the following:  Buyer will be required to submit personal background information, including social security numbers and driving records, on Buyer’s managers and Buyer will further be required to submit such information on the owners and managers of any company which directly or indirectly controls Buyer.  Buyer shall comply with these requirements.  Buyer has no reason to believe that it will not be able to obtain the issuance of the required liquor licenses in accordance with the timing contemplated by this Agreement.

                                   7.2.5          No Bankruptcy/Dissolution Event.  No Bankruptcy/Dissolution Event has occurred with respect to Buyer or any of its partners or members, as applicable.

                                   7.2.6          Satisfaction of Management Agreement Requirements.  Buyer complies with all of the requirements set forth in Section 10.2A of the Management Agreement.  Without limitation on the generality of the foregoing, (a) Buyer has sufficient financial resources and liquidity to fulfill the obligations of the “Owner” under the Management Agreements (including a net worth of at least 10% of the “Invested Capital”, as such dollar amount is adjusted from the “Effective Date” until the date of the “Notice of Proposed Sale” by the greater of the “GDP Deflator” or 3.2% (as such terms are defined in the Management Agreements)); (b) neither Buyer nor any of its “Affiliates” (as defined in the Management Agreements) is known in the community as being of bad moral character, or has been convicted of a felony in any state or federal court, and is in control of or controlled by persons who have been convicted of felonies in any state or federal court;  (c) neither Buyer nor any of its Affiliates, directly or indirectly, is the owner, manager or franchisor of a nationally recognized brand with at least five thousand (5000) guest rooms that is competitive with the “Renaissance Hotel System” (such as Hyatt, Sheraton or Hilton), and (d) neither Buyer nor any of its Affiliates is a “Specially Designated National” or “Blocked Person” (as such terms are defined in the Management Agreements).

                                   7.2.7          Condition of Property.  The Purchase Price reflects Buyer’s underwriting of the costs of any capital improvements or repairs that may be required with respect to the Austin Property and the Waverly Property, Buyer hereby acknowledging that Buyer shall assume responsibility for payment with respect to capital improvements or repairs that have either been included in the budget for 2006 for the Austin Property or for the Waverly Property, or for which Seller has otherwise committed to fund.  However, the foregoing does not waive the prorations set  forth in Section 5.3.1(c).

                                   7.2.8          ERISA.  Neither (i) any assets of Buyer, nor (ii) any funds to be used by Buyer with respect to the transactions contemplated pursuant to this Agreement, are, or at Closing will be, pursuant to “ERISA” (as hereinafter defined) or the “Code” (as hereinafter defined) considered for any purpose of ERISA or Section 4975 of the Code to be assets of a “Plan” (as hereinafter defined).  Buyer is not executing this Agreement and will not be performing its obligations or exercising its rights or remedies under the Agreement on behalf of or for the benefit of any Plan.  Neither the execution or delivery of this Agreement by Seller, nor the performance by Seller of its obligations or the exercise of its rights or remedies under this Agreement, nor any transaction contemplated under this Agreement, is or will be a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code.  For the purposes hereof the following terms shall have the following meanings:  “Code” shall mean the Internal Revenue Code of 1986, as amended; “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (and any successor statute and any applicable regulations or guidance promulgated thereunder); and “Plan” shall mean a “plan” as that term is defined in Section 3(3) of ERISA or Section 4975 of the Code.

                                   7.2.9          No Reliance on Seller’s Warranties.  BUYER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY DOCUMENTS EXECUTED BY THE AUSTIN SELLER AND THE WAVERLY SELLER AT CLOSING, THE SALE AND TRANSFER OF THE AUSTIN PROPERTY AND THE WAVERLY PROPERTY HEREUNDER IS AND WILL BE MADE ON AN “AS IS” BASIS, WITHOUT REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY CONCERNING TITLE TO THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY, THE PHYSICAL CONDITION OF THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY (INCLUDING THE CONDITION OF THE SOIL OR THE IMPROVEMENTS), THE ENVIRONMENTAL CONDITION OF THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY (INCLUDING THE PRESENCE OR ABSENCE OF HAZARDOUS SUBSTANCES ON OR RESPECTING THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY), THE COMPLIANCE OF THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY WITH APPLICABLE LAWS, ENCUMBRANCES AND REGULATIONS (INCLUDING ZONING, SIGNAGE, PARKING

AND BUILDING CODES OR THE STATUS OF DEVELOPMENT, SIGNAGE AND USE RIGHTS RESPECTING THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY), THE FINANCIAL CONDITION OF THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY, OR ANY OTHER REPRESENTATION OR WARRANTY RESPECTING ANY INCOME, EXPENSES, CHARGES, LIENS OR ENCUMBRANCES, RIGHTS OR CLAIMS ON, AFFECTING OR PERTAINING TO THE AUSTIN PROPERTY OR THE WAVERLY PROPERTY OR ANY PART THEREOF.  BUYER ACKNOWLEDGES THAT DURING THE DUE DILIGENCE PERIOD, BUYER SHALL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN BUYER’S JUDGMENT BEAR UPON THE AUSTIN PROPERTY AND THE WAVERLY PROPERTY AND THEIR VALUE AND SUITABILITY FOR BUYER’S PURPOSES.  EXCEPT AS TO MATTERS EXPRESSLY SET FORTH IN THIS AGREEMENT ANY DOCUMENTS EXECUTED BY THE AUSTIN SELLER AND THE WAVERLY SELLER AT CLOSING, BUYER WILL ACQUIRE THE AUSTIN PROPERTY AND THE WAVERLY PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICIES.

Seller’s Initials	Buyer’s Initials

                                   7.2.10          “Buyer’s knowledge” (or any similar phrase used in this Agreement) shall mean the present actual knowledge, without taking into account any constructive or imputed knowledge of Michael D. Schecter, John Williams and Mark Brugger, but such individuals shall not have any individual liability in connection herewith.  Buyer represents that such persons are familiar with the business and affairs of Buyer and the transactions contemplated under this Agreement and are the executive officers responsible for Buyer and its operations in the best position to have knowledge concerning the scope of the representations made by Buyer in this Agreement and to have knowledge of the results of Buyer’s diligence investigations of the Austin Property and the Waverly Property.

Survival.  The foregoing representations and warranties (including any cause of action by reason of a breach thereof), except those pertaining to a party’s authority or to Seller’s title, which shall survive indefinitely, shall survive until the date that is nine (9) months after the Closing Date (the period beginning on the date hereof and ending on such date being herein called the “Survival Period”), at which time such representations and warranties (and any cause of action for a breach thereof not then in litigation) shall terminate.  Notwithstanding the foregoing, Seller shall have no liability and Buyer shall make no claim against Seller, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a breach of any representation or warranty of Seller under this Agreement or any document executed by Seller in connection with this Agreement (including for this purpose any matter that would have constituted a breach of Seller’s representations and warranties had they been made on the Closing Date) (a) if the breach in question was known to Buyer prior to the end of the Due Diligence Period, or (b) the breach in question was known to Buyer prior to Closing and Buyer proceeds with the Closing.

Interim Covenants of Seller.  Until the Closing Date or the sooner termination of this Agreement:

Maintenance/Operation.  Seller shall cause the Properties to be maintained, repaired and operated in the same manner as prior hereto pursuant to its normal course of business (including making capital expenditures and expenditures of FF&E reserves in such normal course of business).  Such continuing operation shall include delivering Properties to Buyer at Closing with such levels of inventories and supplies as Seller has found sufficient in its operation of its business at the Properties.

Service Contracts.  Seller shall not enter into any additional Service Agreements or other similar agreements without the prior consent of Buyer, which shall not be unreasonably withheld, except for (1) those deemed reasonably necessary by Seller which are cancelable on thirty (30) days’ notice without penalty and (2) those entered into by Manager which do not require Seller’s consent.

Leases.  Except to the extent required under the Management Agreement without Seller’s consent, Seller shall not enter into any new Leases or material modifications of Leases or terminate any Leases without Buyer’s express written consent which shall not be unreasonably withheld or delayed and shall be deemed given if Buyer, within seven (7) business days after Seller requests Buyer’s approval to a proposed new lease or material modification or termination of a Lease and provides Buyer with such information as is reasonable and appropriate for Buyer to determine whether to grant or withhold approval, fails to give Seller written notice of its disapproval thereof and the reasons therefor.  Notwithstanding anything herein to the contrary, if the Closing occurs, Buyer shall bear all costs and expenses related to any new Leases or modifications, extensions, expansions, options or renewals of existing Leases entered into after the date hereof pursuant to this subsection (including tenant improvement costs and leasing commissions, but excluding free rent allocable to any period prior to the Closing Date) and, without limitation on the foregoing, the prorations at Closing shall include an appropriate credit to Seller consistent with the foregoing.

Seller’s Environmental Inquiry.  Buyer acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Properties is to obtain the Environmental Reports, and that, for purposes of this Agreement, Seller has acted reasonably in solely relying upon said inquiry and investigation.

Hotel Management Agreement Indemnity.  Buyer shall indemnify, defend and hold harmless Seller from and against any claim by Manager (and all obligations, claims, liabilities, damages, losses, cost or expenses, including reasonable attorneys’ fees and court costs, resulting therefrom) by reason of a default by the owner under the Hotel Management Agreement occurring and attributable to the period on or after the Closing Date.  Seller shall indemnify, defend and hold harmless Buyer from and against any claim by Manager (and all obligations, claims, liabilities, damages, losses, cost or expenses, including reasonable attorneys’ fees and court costs, resulting therefrom) by reason of a default by the owner under the Hotel Management Agreement occurring or attributable to the period prior to the Closing Date.  The indemnity obligations set forth in this Section 7.6 shall survive the Closing.

                    Reservations and Bookings.  Seller shall cause Manager to continue to take guest room reservations and to book functions and meetings and otherwise to market and promote the business of the Hotel in generally the same manner as it did prior to the execution of this Agreement; and all advance room bookings and reservations and all meetings and function bookings shall be booked at rates, prices and charges charged by Seller and Manager for such purposes in the ordinary course of business consistent with Seller’s past practices.

                    Notice of Proceedings.  Seller shall promptly advise Buyer of any litigation, arbitration or administrative hearing, or any written threat to commence any of the foregoing, concerning or relating to any Property or the operation thereof, of which Seller obtains knowledge.

                    Removal of Property.  Seller shall refrain and cause Manager to refrain from removing any portion of the Properties without the prior written consent of Buyer, except in the normal course of business as to personal property that is no longer needed or useful or is replaced, prior to Closing, with similar items of at least equal suitability, quality and value, free and clear of any liens or security interests.

                    Existing Loans.  Seller shall make all payments of principal, interest and other sums under the existing mortgage loans, mezzanine loans and Management Agreements, and perform all of its respective obligations thereunder which accrue to the period prior to the Closing.  Seller shall make not enter into any new loan documents or modify any existing loan documents or any other of the aforementioned agreements which would be binding on Buyer or any Property which would materially increase Buyer or its affiliates’ liabilities or obligations or materially decrease Buyer’s or its affiliates’ rights thereunder.

                    Insurance.  Seller shall not affirmatively cancel any existing insurance carried on the Properties, shall use commercially reasonable efforts to maintain or, to the extent Manager maintains the insurance, cause Manager to maintain, all existing insurance carried on the Properties by Seller or Manager, and shall use commercially reasonable efforts to renew any such insurance which comes up for renewal prior to the Closing.

                    Material Alteration; Additional Renovation.  Without Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned, (i) Seller shall not make or obligate itself to make, and Seller shall request Manager not to make, or obligate itself to make any material alterations or modifications to any Property except in the case of emergencies and except those contemplated in the capital expenditure and FF&E budgets provided to Buyer during the Due Diligence Period, and (ii) Seller shall not enter into, and Seller shall cause Manager not to enter into, any agreement for renovation of the Properties which is not set forth on Exhibits “R-3” and “R-4”.  From the date hereof through the Closing Date, Seller shall continue to use commercially reasonable efforts to cause the performance of the work under the Renovation Commitments (with Buyer assuming Seller’s rights and obligations under the Renovation Commitments from and after the Closing Date).

                    Transfer of Permits.  Seller shall cooperate with Buyer (with no out-of-pocket cost to Seller) in all reasonable respects in connection with the transfer (if any) of any permits, licenses, certificates and approvals issued with respect to any Property to Buyer or the issuance of any new permits, licenses, certificates or approvals (if any) to Buyer, each to be effective no earlier than Closing, and Seller shall and shall cause Manager to use commercially reasonable efforts to (i) preserve and keep in force existing permits, licenses, certificates and approvals issued with respect to any Property, and (ii) cause all those expiring during the period between the date of this Agreement and the Closing to be renewed prior to the Closing Date.

                    No Further Marketing.  Following the expiration of the Due Diligence Period without a cancellation of this Agreement by Buyer, Seller shall not market, sell, convey or offer to sell any portion of the Properties (nor permit Manager to do any of the same), except for items of Personal Property sold or consumed in the ordinary course of business.

                    Management Agreement Consents.  Seller shall not grant any material consent requested by Manager pursuant to the Management Agreement without first consulting with Buyer and obtaining Buyer’s consent, which shall not be unreasonably withheld, delayed or conditioned.

                    Baggage Inventory.  The representatives of Seller and Buyer shall prepare the inventory as of the day immediately preceding the Closing Date (which inventory shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in the Hotel safe deposit boxes), (c) all luggage or other property of guests retained by Buyer, and (d) all items contained in the Hotel lost and found.  Buyer shall be responsible from and after the Closing Date for all baggage, and other items listed in such inventory.  Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all liability for claims arising prior to the Closing Date relating to such items not listed on the inventory.  The provisions of this Section 7.16 shall survive the Closing.

                    1.3          Safe Deposit Boxes.  Prior to the Closing Date, Seller shall endeavor to send written notice to guests or tenants or other persons who to Seller’s or its Manager’s knowledge have possessions locked in safe-deposit boxes at the Hotel advising them of the sale of the Hotel (excluding in-room safes) to Buyer and requesting removal of the contents thereof or the removal thereof and concurrent re-deposit of such contents pursuant to new safe deposit agreements with Buyer.  Seller and Buyer shall have representatives present when the boxes are opened and the contents thereof shall be inventoried.  If the guest does not timely respond to Seller’s notice, the safe deposit box may, if Seller, in its sole discretion, so agrees, be broken open in the presence of Seller and Buyer and the contents inventoried and re-deposited in a new “safe deposit” box.  Buyer shall be solely responsible for all items in the Hotel’s safe deposit boxes which had been so inventoried, removed and re-deposited and Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liability therefor.  Seller hereby agrees to indemnify and hold Buyer harmless from and against any and all liability for claims arising prior to the Closing Date relating to such items not listed on the inventory.  The provisions of this Section 7.17 shall survive the Closing.

                    1.4          No Tax Due Certificate.  With respect to any and all sales taxes, occupancy taxes, room taxes, gross receipts taxes and similar excises imposed by any governmental authority upon the sale of rooms, food, beverages and other goods and services in, at or from the Austin Property or on the gross revenues of the Austin Property including, but not limited to, Texas franchise taxes and Texas sales taxes and use taxes and other taxes under Title 2 of the Texas Tax Code (collectively, the “Excise Taxes”) for which, under applicable laws, Buyer would otherwise after Closing have successor liability for amounts accrued prior to Closing, Austin Seller shall comply with any procedures specified in such laws to obtain and deliver to Buyer on or before the Closing Date, (i) one or more Certificates of No Tax Due (under Section 111.020 of the Texas Tax Code) from the Comptroller or Public Accounts of the State of Texas; and (ii) to the extent available, certificates from the City of Austin indicating that all Excise Taxes assessed by the City of Austin (including specifically, without limitation, any hotel or occupancy taxes) in respect of Austin Seller or the Austin Property have been paid.  Without limiting the generality of the foregoing, Austin Seller shall timely make all filings or application for such certificates or confirmations and, if a condition to the issuance of such certificates or confirmations, shall authorize Escrow Holder at Closing to withhold from the proceeds to be distributed to Austin Seller under and in accordance with the Agreement and retain in escrow any amount required by applicable governmental authority, pursuant to such laws as security for the payment of the accrued Excise Taxes in question.

DISCLAIMER, RELEASE AND ASSUMPTION.  AS AN ESSENTIAL INDUCEMENT TO SELLER TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES AS OF THE DATE HEREOF AND AS OF THE CLOSING DATE AS FOLLOWS:

DISCLAIMER.
AS-IS, WHERE-IS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE DEED OR OTHER CLOSING DOCUMENTS, THE SALE OF THE PROPERTIES HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS AND SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS,  WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTIES OR ANY OTHER MATTER WHATSOEVER.

SOPHISTICATION OF BUYER.  BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTIES AND THAT BUYER HAS OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN SECTION 4) RELATING TO THE ACQUISITION OF THE PROPERTIES HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER (OTHER THAN AS EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE DEED OR OTHER CLOSING DOCUMENTS).

PASSIVE OWNER.  SELLER (A) DID NOT DEVELOP OR CONSTRUCT THE PROPERTIES; AND (B) HAS DELEGATED THE DAY-TO-DAY MANAGEMENT OF THE PROPERTIES TO A THIRD PARTY MANAGER.

DUE DILIGENCE MATERIALS.  ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTIES IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION (EXCEPT TO THE EXTENT PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT AND IN THE DEED OR OTHER CLOSING DOCUMENTS).  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE DEED OR OTHER CLOSING DOCUMENTS, SELLER SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTIES NOR EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 7.1 OR ELSEWHERE IN THIS AGREEMENT OR IN THE DEED OR OTHER CLOSING DOCUMENTS SHALL SELLER BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTIES OR THE OPERATION THEREOF, FURNISHED BY SELLER, ITS MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON SELLER’S BEHALF (COLLECTIVELY, “SELLER RELATED PARTIES”).

RELEASE.  BUYER RELEASES SELLER AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS WHICH ANY BUYER OR ANY PARTY RELATED TO OR AFFILIATED WITH BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTIES INCLUDING THE DOCUMENTS AND INFORMATION REFERRED TO HEREIN, THE HOTEL MANAGEMENT AGREEMENT, THE TENANT LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.  THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.  HOWEVER, THE FOREGOING PROVISIONS OF THIS SECTION 8.2 SHALL NOT AFFECT, APPLY OR LIMIT SELLER’S EXPRESS OBLIGATIONS UNDER THIS AGREEMENT AND THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

SURVIVAL.  THIS SECTION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

Disposition Of Escrow Deposit.

Default by Seller.  If the transaction herein provided shall not be closed by reason of Seller’s default under this Agreement in a material respect or the failure of satisfaction of conditions benefiting Buyer under Section 4, which is not cured or satisfied on or before the sooner to occur of December 28, 2006 or ten (10) days after written notice thereof by Buyer to Seller or the termination of this Agreement in accordance with Section 6, then the Escrow Deposit shall be returned to Buyer, and neither party shall have any further obligation or liability to the other (other than those obligations that expressly survive a termination of this Agreement); provided, however, if the transactions hereunder shall fail to close solely by reason of Seller’s default, in a material respect, and Buyer is not in default in any material respect, then Buyer shall be entitled to (i) specifically enforce this Agreement as its sole and exclusive remedy (and Buyer shall not be entitled to bring any other action, for damages or otherwise, by reason of a default by Seller prior to Closing except as provided in (iii) below), but specific performance may not be granted or awarded except pursuant to an arbitration proceeding commenced under Section 10.10, within ninety (90) days after the Closing Date, or (ii) terminate this Agreement, in which event the Escrow Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder. Notwithstanding the foregoing, if Buyer elects to terminate this Agreement as a result of Seller’s default in a material respect or as a result of a representation and warranty that was not true in a material respect as of the date when made and was not known by Buyer prior to the expiration of the Due Diligence Period to be untrue in a material respect, or which became materially untrue after the date when made as a result of Seller’s actions or omissions, Seller shall reimburse Buyer up to Three Hundred Thousand Dollars ($300,000.00) of Buyer’s documented, reasonable out-of-pocket expenses incurred by Buyer in connection with this transaction.

Default By Buyer.  In the event the transaction herein provided shall not close solely by reason of Buyer’s default under this Agreement in a material respect which is not cured on or before the sooner to occur of December 28, 2006 (with respect to Austin Property only) or ten (10) days after written notice thereof by Seller to Buyer, then the Escrow Deposit shall be delivered to Seller as its sole remedy and as full compensation and liquidated damages under this Agreement for such failure to close.  In connection with the foregoing, the parties recognize that Seller will incur expense in connection with the transaction contemplated by this Agreement and that the Properties will be removed from the market; further, that it is extremely difficult and impracticable to ascertain the extent of detriment to Seller caused by the breach by Buyer under this Agreement and the failure of the consummation of the transaction contemplated by this Agreement or the amount of compensation Seller should receive as a result of Buyer’s breach or default.  In the event the sale of the Properties shall not be consummated on account of Buyer’s default, then the retention of the Escrow Deposit shall be Seller’s sole and exclusive remedy under this Agreement by reason of such default, subject to the provisions of this Agreement that expressly survive a termination of this Agreement.

Closing.  In the event the transaction herein provided shall close, the Escrow Deposit shall be applied as a partial payment of the Purchase Price.

Miscellaneous.

Brokers.

                                   1.4.1          Except as provided in Section 10.1.2 below, Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that no broker or finder has been engaged by it, respectively, in connection with the sale contemplated by this Agreement.  In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Seller shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Seller, and Buyer shall indemnify, defend and hold harmless Seller from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer.  The provisions of this Section 10.1 shall survive the Closing and shall not be subject to the limitations on survival in Section 7.3 or the limitations on liability in Section 10.2.

                                   1.4.2          If and only if the sale contemplated herein closes, Seller has agreed to pay a brokerage commission to Hodges Ward Elliott (“Broker”) pursuant to a separate written agreement between Seller and Broker.

                    1.5          Limitation of Liability.

                                   1.5.1          Notwithstanding anything to the contrary contained herein, if the Closing of the transactions hereunder shall have occurred:  (1) Seller shall have no liability (and Buyer shall make no claim against Seller) for a breach of any representation or warranty under this Agreement unless the valid claims for all such breaches collectively aggregate to more than $115,000 as to the Properties, (2) the liability of the Seller under this Agreement for all breaches of representations and warranties under this Agreement (including with respect to itself, the Austin Property and the Waverly Property) shall not exceed, in the aggregate, to the extent not covered by insurance, an amount (the “Maximum Liability Amount”) equal to $4,750,000, and (3) in no event shall Seller be liable for any consequential or punitive damages for breach of such representations and warranties except in the case of knowing and intentional fraud.

                                   1.5.2          No constituent member or partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, member, partner, participant, representative or agent of any partnership, limited liability company, corporation, trust or other entity that has or acquires a direct or indirect interest in Seller, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.  Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent member or partner in Seller (or in any other constituent member or partner of Seller), nor any obligation of any constituent member or partner in Seller (or in any other constituent member or partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent member or partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent member or partner (and neither Buyer nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or a member’s or partner’s obligation to restore or contribute).

                                   1.5.3          The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Buyer’s waiver, relinquishment or release of any applicable rights or otherwise).

                                   1.5.4          Notwithstanding anything herein to the contrary, except in the case of knowing and intentional fraud by either party (but except as otherwise provided in Section 10.2.1), the liability of each party hereto resulting from the breach or default by either party shall be limited to actual damages incurred by the injured party and except in the case of knowing and intentional fraud by either party, the parties hereto hereby waive their rights to recover from the other party consequential, punitive, exemplary, and speculative damages.

                                   1.5.5          The provisions of this Section 10.2 shall survive the Closing.

Exhibits; Entire Agreement; Modification.  All exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement.  This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.  This Agreement may not be modified or amended except by written agreement signed by both parties.

Time of the Essence.  Time is of the essence of this Agreement.  However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non business day, then such period (or date) shall be extended until the immediately following business day.  As used herein, “business day” means any day other than a Saturday, Sunday, a federal holiday, or, as to any state wherein a Property is located, a state holiday in such state.

Interpretation.  Section headings shall not be used in construing this Agreement.  Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement.  As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto.  The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise.  Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner.  Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement.

Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to Illinois’ conflicts of law principles.  The parties agree that the sole venue for all actions or proceedings arising out of or in connection with this Agreement shall be in the state and federal courts located in Chicago, Illinois.  Each party waives its right to a jury trial in connection with any such action or proceeding.

Successors and Assigns.  Buyer may not assign or transfer its rights or obligations under this Agreement without the prior written consent of Seller either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise); provided, however, Buyer may assign its interest in this Agreement on or before the Closing Date to an entity in which Buyer has direct or indirect control and has more than a 50% direct or indirect ownership interest so long as (a) Buyer gives Seller at least three (3) business days advance written notice thereof and (b) Buyer and the assignee execute and deliver an assignment and assumption agreement in form reasonably satisfactory to Seller.  In the event of a transfer, the transferee shall assume in writing all of the transferor’s obligations hereunder, but such transferor shall not be released from its obligations hereunder unless and until the Closing occurs.  No consent given by Seller to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder.  No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.  Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.  Seller acknowledges that certain items of tangible and/or intangible personal property may need to be assigned to Buyer’s operating lessee and the applicable closing documents shall be modified accordingly as requested by Buyer including through the use of separate bills of sale and assignments or otherwise as reasonably requested by Buyer.

Notices.  Any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery, by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery or by telecopy (with a copy by mail), addressed as follows (subject to the right of a party to designate a different address for itself by notice similarly given):

To Seller:

c/o Walton Street Capital, L.L.C .
900 North Michigan Avenue
Suite 1900
Chicago, Illinois 60611
Attention: Ira Schulman and Luke Massar
Telecopier: (312) 915-2881
Telephone: (312) 915-2890

With Copies To:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention: Real Estate Notices (PGN and STS)
Telecopier: (310) 201-8922
Telephone: (310) 201-8900

and to:

SCS Advisors
1101 Fifth Ave., Suite 330
San Rafael, California 94901
Attention: Semi Salmi
Telecopier: (415) 458 2328
Telephone: (415) 458 2320

and to:

Rockpoint Group, L.L.C.
222 Berkeley Street, Suite 2250
Boston, Massachusetts 02116
Attention: Thomas F. Gilbane
Telecopier: (617) 437 7011

and to:

Rockpoint Group, L.L.C.
13155 Noel Road, Suite 700
Dallas, Texas 75240
Attention: Pat Fox/Asset Management
Telecopier: (972) 934 8333

To Buyer:

DiamondRock Hospitality Limited Partnership
6903 Rockledge Drive
Suite 800
Bethesda, Maryland 20817
Attention: Michael Schecter
Telecopier: (240) 744-1199
Telephone: (240) 744-1170

With a copy to:
Willkie Farr & Gallagher
787 Seventh Avenue
New York, New York 10019
Attention: Steven D. Klein
Telecopier: (212) 728 9221
Telephone: (212) 728 8221

Any notice so given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be.  Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given.

Third Parties.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third parties any right of subrogation or action over or against any party to this Agreement.  This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

ARBITRATION OF DISPUTES.  ANY CONTROVERSY OR CLAIM ARISING UNDER OR RELATING TO THE TERMS OF THIS AGREEMENT OR ANY OF THE EXHIBITS ATTACHED TO IT, AND ANY PROCEEDINGS TO ENFORCE THIS AGREEMENT OR RIGHTS UNDER THIS AGREEMENT AND ITS EXHIBITS OTHER THAN THE “EXCLUDED MATTERS” (AS HEREINAFTER DEFINED) SHALL BE SETTLED BY ARBITRATION IN THE CITY OF CHICAGO, ILLINOIS, IN ACCORDANCE WITH THE THEN EXISTING RULES (“RULES”) OF PRACTICE AND PROCEDURE OF THE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”).  ARBITRATION SHALL BE INITIATED BY A WRITTEN DEMAND FOR ARBITRATION BY EITHER PARTY.  THE PARTIES SHALL USE GOOD FAITH EFFORTS TO SELECT A SINGLE ARBITRATOR WITHIN TEN (10) DAYS OF SUCH REQUEST.  IF THE PARTIES FAIL TO AGREE ON A SINGLE ARBITRATOR DURING SUCH 10-DAY PERIOD, THEN EITHER PARTY MAY REQUEST THAT JAMS APPOINT AN ARBITRATOR.  AT THE TIME OF HIS OR HER APPOINTMENT, THE ARBITRATOR WILL BE REQUESTED TO HOLD AN ARBITRATION HEARING WITHIN THIRTY (30) DAYS.  AS SOON AS PRACTICABLE AFTER SELECTION OF THE ARBITRATOR, THE ARBITRATOR SHALL DETERMINE A REASONABLE ESTIMATE OF THE ANTICIPATED FEES AND COSTS OF THE ARBITRATOR, AND SHALL RENDER A STATEMENT TO EACH PARTY SETTING FORTH SAID FEES AND COSTS.  THEREAFTER EACH PARTY SHALL, WITHIN TEN (10) DAYS OF RECEIPT OF SAID STATEMENT, DEPOSIT ONE HALF OF SAID SUM WITH THE ARBITRATOR(S) TO BE APPLIED AGAINST SUCH FEES AND COSTS (SUBJECT TO THE PROVISIONS OF THIS AGREEMENT). THE ARBITRATOR SHALL HAVE THE RIGHT TO DETERMINE THE SCOPE OF HIS OR HER JURISDICTION (PROVIDED THE ARBITRATOR IS BOUND TO THE PROVISIONS OF THIS AGREEMENT), THE EXTENT OF DISCOVERY AND TO GRANT EQUITABLE RELIEF, INCLUDING, THE RIGHT TO INCLUDE IN ANY AWARD AN ORDER TO A PARTY TO EXPUNGE ANY LIS PENDENS WHICH THE ARBITRATOR DEEMS IMPROPER OR TO MAKE ANY CHANGES AS ARE NECESSARY TO AN IMPROPER LIS PENDENS FILING.  THE PREVAILING PARTY SHALL BE ENTITLED TO REASONABLE ATTORNEYS’ FEES AND OTHER REASONABLE COSTS INCURRED IN CONNECTION WITH THE ARBITRATION OR ANY OTHER LITIGATION PLUS INTEREST ON THE AMOUNT OF ANY AWARD.  JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.  AS USED HEREIN, “EXCLUDED MATTERS” MEANS ANY CONTROVERSY, CLAIM OR PROCEEDING WHICH ARISES OR IS MADE OR FILED AFTER THE CLOSING OCCURS.

Legal Costs.  The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the Closing costs.  In addition, if either Buyer or Seller brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred.  The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.  The provisions of this Section 10.11 shall survive the Closing and any termination of this Agreement.

No Recordation.  In no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement (other than a lis pendens giving notice of an arbitration or legal proceeding to specifically enforce Seller’s obligations under this Agreement) be recorded without the consent of Seller.

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.  Delivery by facsimile, or e-mail of a PDF copy, of a counterpart of this Agreement executed by a party shall constitute delivery by such party of such party’s executed counterpart of this Agreement.

Effectiveness.  In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.

Press Releases.  Except for any disclosures required by law or the Securities and Exchange Commission, including, without limitation, Regulation FD, Seller and Buyer agree not to disclose or make any public announcements with respect to the subject matter of this Agreement or the existence of this Agreement without the consent of the other party.  If either party desires to issue a press release or other public announcement regarding this Agreement or the transaction set forth herein, subject to the immediately preceding sentence, such party shall obtain the approval of the other party, which approval shall not be unreasonably withheld or delayed.  The provisions of this Section 10.15 shall survive the closing and any termination of this Agreement.

                    Indemnities.

                              Agreement to Indemnify.  (i) Seller shall indemnify and hold harmless Buyer and any partner, member, manager officer, director, trustee, beneficiary, employee or agent of Buyer (collectively, the “Buyer Indemnitees”) from and against any and all obligations, claims, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements (collectively, “Damages”) to the extent arising out of (A) any loss or damage to property or injury to or death of any person occurring on or about or in connection with the Properties or any portion thereof at any time or times prior to the Closing Date (other than as to and excluding Damages of or to a Governmental Authority arising out of the physical or environmental condition of the Properties prior to the Closing Date and other than as to Damages for remediation pertaining to the physical or environmental condition of the Properties prior to the Closing Date), or (B) subject to the limitations set forth herein, a breach of any representation or warranty made by Seller hereunder or in any certificate delivered by Seller hereunder, and (ii) Buyer shall indemnify and hold harmless Seller and any partner, member, manager, officer, director, trustee, beneficiary, employee or agent of Seller (collectively, the “Seller Indemnities”) from and against any and all Damages to the extent arising out of (A) any loss or damage to property or injury to or death of any person occurring on or about the Properties or any portion thereof on or at any time or times after the Closing Date (other than as to and excluding Damages of or to a Governmental Authority arising out of or resulting from or relating to the physical or environmental condition of the Properties prior to the Closing Date and other than as to Damages for remediation pertaining to the physical or environmental condition of the Properties prior to the Closing Date), or (B) subject to the limitations set forth herein, a breach of any representation or warranty made by Buyer hereunder or in any certificate delivered by Buyer hereunder.  The provisions of this Section 10.16.1 shall survive the Closing and the termination of this Agreement.  Seller’s liabilities under this Section 10.16 shall not extend the Survival Period stated in Section 7.3 hereof or exceed the Maximum Liability Amount provided in Section 10.2.1 hereof, to the extent not covered by insurance.

                              Indemnification Procedure for Third Party Claims.  In the case of any claim asserted by a third party which claim is subject to indemnification by either party hereunder, ( a “Third-Party Claim”), the party seeking indemnification (the “Indemnitee”) shall notify the other party (the “Indemnitor”) promptly after has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder except to the extent materially prejudiced by such failure), and Indemnitee shall permit the Indemnitor, at its sole expense, to assume the defense of any such Third-Party Claim, provided that Indemnitee may participate in such defense or administration at Indemnitee’s sole expense (provided, however, that if a conflict of interest exists such that separate counsel must be engaged by Indemnitee and the Indemnitor, the Indemnitor shall be responsible for the reasonable fees and costs for such counsel for Indemnitee bug only for one separate counsel for all Indemnitees).  The Indemnitor, in the defense of any such Third-Party Claim, shall not, except with the consent of Indemnitee, which Indemnitee agrees will not be unreasonably withheld, conditioned or delayed with respect to a monetary settlement, judgment or relief, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee or (b) pursue any course of defense of any such Third-Party Claim subject to indemnification hereunder if Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect Indemnitee, its direct or indirect owners, the use of the Properties to which the Third-Party Claim relates.  In addition, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain, then Indemnitee agrees that if requested by the Indemnitor, Indemnitee will, at its sole expense, assume defense of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by Indemnitee, it being agreed between Indemnitee and the Indemnitor that Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement. In the event that the Indemnitor does not accept the defense of any matter as above provided, Indemnitee shall have the full right to defend against any such Third-Party Claim or demand and shall be entitled to settle or agree to pay in full such Third-Party Claim or demand, in its sole discretion.  In any event, the Indemnitor and Indemnitee shall cooperate in the defense of any action or claim subject to this Agreement and each agrees to make its records available to the other with respect to such defense as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defense available to it.  Acceptance of the defense of any Third-Party Claim or of the administration of any Third-Party Claim by the Indemnitor shall be without prejudice to the Indemnitor’s right to assert at any time before or after accepting such defense or administration that it is not obligated to provide an indemnity, either in whole or in part, with respect to such Third-Party Claim.  In the event that the Indemnitor asserts that it is not obligated to provide an indemnity to Indemnitee with respect to a Third-Party Claim, Indemnitee shall have the right to defend such Third-Party Claim, and if the Indemnitor is adjudicated liable for indemnifying Indemnitee, the Indemnitor shall reimburse Indemnitee for its out-of-pocket expenses in defending such Third-Party Claim and all settlements and judgments reasonably incurred as a result of such Third-Party Claim.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

WSRH AUSTIN, L.P.,
a Delaware limited partnership

By:	WSRH Austin GP, L.L.C.,
a Delaware limited liability company
Its General Partner

By:	WSRH Austin Mezz, L.P.,
a Delaware limited partnership
Its Sole Member

By:	WSRH Austin Mezz GP, L.L.C.,
a Delaware limited liability company
Its General Partner

By:	WSRH Holdings, LLC,
a Delaware limited liability company
Its Sole Member

By:	Walton Acquisition REOC Holdings IV, LLC,
a Delaware limited liability company
Member

By:	Walton Street Real Estate Fund IV, L.P.,
a Delaware limited partnership
Its Managing Member

By:	Walton Street Managers IV, L.P.,
a Delaware limited partnership
Its General Partner

By:	WSC Managers IV, Inc.,
a Delaware corporation
Its General Partner

By:

Name:

Title:

SELLER:

WSRH ATLANTA WAVERLY, L.L.C.,
a Delaware limited liability company

By:	WSRH Atlanta Waverly Mezz, L.L.C.,
a Delaware limited liability company
Its Sole Member

By:	WSRH Holdings, LLC,
a Delaware limited liability company
Its Sole Member

By:	Walton Acquisition REOC Holdings IV, LLC
a Delaware limited liability company
Member

By:	Walton Street Real Estate Fund IV, L.P.,
a Delaware limited partnership
Its Managing Member

By:	Walton Street Managers IV, L.P.,
a Delaware limited partnership
Its General Partner

By:	WSC Managers IV, Inc.,
a Delaware corporation
Its General Partner

By:

Name:

Title:

BUYER:

DIAMONDROCK HOSPITALITY LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	DIAMONDROCK HOSPITALITY COMPANY,
a Maryland corporation
its sole General Partner

By:

Name:

Title:

JOINDER

          Provided that the Closing of the transaction under the Agreement to which this Joinder is attached shall occur, WSRH Holdings, LLC, a Delaware limited liability company (“Holdings”), (which by its execution of this Joinder acknowledges to Buyer that it has a material, economic interest in Waverly Seller and Austin Seller) agrees to and does hereby absolutely and unconditionally guarantee the obligations of each Seller under this Agreement, if any, to pay adjudicated damages to Buyer (the “Obligations”), subject to and not to exceed the Maximum Liability Amount set forth in Section 10.2.1 of the Agreement, and subject to any floor and minimum amounts set forth in Section 10.2.1 of the Agreement, all other limitations set forth in Section 10.2 of the Agreement, the limitations on survival set forth in Section 7.3 of the Agreement or otherwise, and all other limitations expressly contained in the Agreement.

          Holdings represents that its net worth as of the Closing Date, without taking into account the Properties or any contingent liability, will be greater than $20,000,000.

          Holdings covenants and agrees that, during the Survival Period (and, if a claim is made by Buyer under the Agreement during the Survival Period, then until such claim is resolved), Holdings will retain sufficient reserves to pay its obligations as they come due.

          Holdings hereby waives any right to require Buyer to (i) proceed against either Seller or pursue any rights or remedies with respect to the Agreement, or (ii) pursue any other remedy whatsoever in Buyer’s power.  Buyer shall have the right, subject to the limitations set forth in the Agreement, to enforce this Joinder regardless of the release or discharge of either Seller by operation of law.

          The liability of Holdings under this Joinder shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of either Seller in any receivership, bankruptcy, winding-up or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of the Agreement by any party in any such action or proceeding.

          Holdings authorizes Seller, without notice or consent and without affecting, impairing or discharging Holdings’ liability hereunder, to from time to time (a) renew, modify, amend, extend or discharge the provisions of the Obligations, or of any other term contained within the Agreement, and (b) exercise or refrain from exercising any of its rights or obligations under the Agreement, at law or in equity.   Holdings liability hereunder shall not be impaired by  Buyer’s  release in whole or in part Seller or any member in Seller (other than Holdings) from liability.  Holdings may not assign its obligations under the Joinder.

          Holdings agrees to pay (unless Holdings prevails in the enforcement action in question), upon demand therefor, reasonable attorneys’ fees and all other costs and expenses that may be incurred by Buyer in the enforcement of this Joinder and/or the Agreement and agrees that all attorneys’ fees and other costs and expenses incurred by Buyer in pursuing or enforcing rights under this Joinder, whether in litigation, or with respect to the Obligations or this Joinder, or in administrative, bankruptcy or reorganization proceedings shall constitute obligations which are guaranteed hereunder.

          Holdings represents and warrants to Buyer that (i) it is a Delaware limited liability company, duly organized, validly existing and in good standing under the laws of the state in which it was formed, (ii) it has the power, right, authority and legal capacity to execute and deliver this Joinder and to fully perform and observe the terms hereof, (iii) the execution, delivery and performance by it of this Joinder has been duly authorized by all necessary action on behalf of Holdings, (iv) all of the persons who execute and deliver this Joinder on behalf of Holdings have been duly authorized and empowered on behalf of Holdings so to do, (v) this Joinder is the valid and binding obligation of Holdings enforceable against it in accordance with its terms, (vi) the execution, delivery and performance by it of this Joinder will not (A) violate any provision of any of its organizational documents, (B) require it to obtain any consent, approval or action of, or make any filing with or give any notice to, any person, (C) violate, conflict with or result in the breach of any of the terms of, result in a material modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default (by way of substitution, novation or otherwise) under, any agreement to which it or any of its affiliates (whether now or formerly existing) is or was a party or by or to which any of them or any of their properties may be (or have been) bound or subject, (D) violate any order, judgment, injunction, award, decree or writ of any governmental body, entity or authority against, or binding upon, it or any of its affiliates or upon any of its or their properties or the business of Holdings or (E) violate any law, statute, code, ordinance, regulation or other requirement of any governmental body, entity or authority, and (vii) there is no provision in the organizational documents of Holdings that would prevent or limit, or is otherwise inconsistent with, Holdings’ execution and delivery of, and performance under, this Joinder.

[Signature on following page]

WSRH HOLDINGS, LLC,
a Delaware limited liability company

By:	Walton Acquisition REOC Holdings IV, LLC,
a Delaware limited liability company
Member

By:	Walton Street Real Estate Fund IV, L.P.,
a Delaware limited partnership
Its Managing Member

By:	Walton Street Managers IV, L.P.,
a Delaware limited partnership
Its General Partner

By:	WSC Managers IV, Inc.,
a Delaware corporation
Its General Partner

By:

Name:

Title:

EXHIBIT LIST

“A-1”	-	Legal Description of Austin Land
“A-2”	-	Legal Description of Waverly Land
“B”	-	There is no Exhibit B
“C”	-	There is no Exhibit C
“D”	-	Interim Deposit Agreement
“E”	-	Permitted Exceptions.
“F”	-	Escrow Instructions
“G-1”	-	Austin Deed
“G-2”	-	Waverly Deed
“H”	-	Hotel Management Agreement Assignment and Assumption
“I”	-	Other Assignment and Assumption Agreements
“J”	-	Bill of Sale
“K”	-	Seller Closing Certificate
“L-1”	-	Certificate of Non-Foreign Status Regarding Austin Property
“L-2”	-	Certificate of Non-Foreign Status Regarding Waverly Property
“L-3”	-	Affidavit of Seller’s Residence (Waverly Seller)
“M”	-	Seller’s Title Certificate
“N”	-	Buyer Closing Certificate
“O-1”	-	Austin Leases
“O-2”	-	Waverly Leases
“P”	-	Security Deposits
“Q”	-	Litigation, Proceedings
“R-1”	-	Austin Service Agreements
“R-2”	-	Waverly Service Agreements
“R-3”	-	Austin Renovation Commitments
“R-4”	-	Waverly Renovation Commitments
“S”	-	Environmental Reports
“T”	-	Financial Information
“U-1”	-	Form of Notice to Tenants (Austin Property)
“U-2”	-	Form of Notice to Tenants (Waverly Property)